                                                                    EXHIBIT 99.2

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CONSOLIDATED FINANCIAL STATEMENTS OF BAYARD DRILLING
  TECHNOLOGIES, INC.
  Report of Independent Certified Public Accountants........   F-2
  Report of Independent Accountants.........................   F-3
  Balance Sheets as of December 31, 1996 and 1997, and
     September 30, 1998.....................................   F-4
  Statements of Operations for the years ended December 31,
     1995, 1996 and 1997, and nine months ended September
     30, 1997 and 1998......................................   F-5
  Statements of Equity (Deficit) for the years ended
     December 31, 1995, 1996 and 1997 and nine months ended
     September 30, 1998.....................................   F-6
  Statements of Cash Flows for the years ended December 31,
     1995, 1996 and 1997, and nine months ended September
     30, 1997 and 1998......................................   F-7
  Notes to Financial Statements.............................   F-9
FINANCIAL STATEMENTS OF TREND DRILLING COMPANY
  Report of Independent Accountants.........................  F-25
  Balance Sheets as of December 31, 1995 and 1996 and as of
     April 30, 1997.........................................  F-26
  Statements of Operations for the years ended December 31,
     1994, 1995 and 1996 and four months ended April 30,
     1997 (unaudited).......................................  F-27
  Statements of Stockholders' Equity for the years ended
     December 31, 1994, 1995 and 1996.......................  F-28
  Statements of Cash Flows for the years ended December 31,
     1994, 1995 and 1996 and four months ended April 30,
     1997 (unaudited).......................................  F-29
  Notes to the Financial Statements.........................  F-30
FINANCIAL STATEMENTS OF WARD DRILLING COMPANY, INC.
  Report of Independent Accountants.........................  F-35
  Balance Sheet as of December 31, 1996 and May 31, 1997....  F-36
  Statements of Operations and Retained Earnings for the
     year ended December 31, 1996 and five months ended May
     31, 1997 (unaudited)...................................  F-37
  Statements of Cash Flows for the year ended December 31,
     1996 and five months ended May 31, 1997 (unaudited)....  F-38
  Notes to Financial Statements.............................  F-39
FINANCIAL STATEMENTS OF BONRAY DRILLING CORPORATION
  Report of Independent Auditors............................  F-42
  Balance Sheets as of September 30, 1997 (unaudited) and
     December 31, 1996 and June 30, 1996....................  F-43
  Statements of Operations and Accumulated Deficit for the
     nine-month period ended September 30, 1997 (unaudited)
     and for the six-month period ended December 31, 1996
     and years ended June 30, 1996 and 1995.................  F-44
  Statements of Cash Flows for the nine-month period ended
     September 30, 1997 (unaudited) and for the six-month
     period ended December 31, 1996 and years ended June 30,
     1996 and 1995..........................................  F-45
  Notes to Financial Statements.............................  F-46

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Bayard Drilling Technologies, Inc.

     We have audited the accompanying balance sheet of Bayard Drilling Technologies, Inc. (Note A), as of December 31, 1996, and the related statements of operations, equity (deficit), and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bayard Drilling Technologies, Inc., as of December 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Oklahoma City, Oklahoma
January 20, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Bayard Drilling Technologies, Inc.

     We have audited the accompanying balance sheet of Bayard Drilling Technologies, Inc., as of December 31, 1997, and the related statements of operations, equity, and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bayard Drilling Technologies, Inc., as of December 31, 1997 and the results of its operations and its cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Oklahoma City, Oklahoma
February 19, 1998

                       BAYARD DRILLING TECHNOLOGIES, INC.

                                 BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              ------------------   SEPTEMBER 30,
                                                               1996       1997         1998
                                                              -------   --------   -------------
                                                                                    (UNAUDITED)
CURRENT ASSETS:
  Cash......................................................  $ 4,963   $ 49,302     $ 19,148
  Restricted investments....................................       --        880          525
  Accounts receivable.......................................      286     19,491       15,750
  Accounts receivable -- affiliate..........................      798         --           --
  Other current assets......................................        1        538        3,702
                                                              -------   --------     --------
          Total current assets..............................    6,048     70,211       39,125
Property, plant and equipment, net..........................   26,973    155,673      283,659
Goodwill, net of accumulated amortization of $375 at
  December 31, 1997 and $1,029 at September 30, 1998........       --     12,704       12,050
Other assets................................................    1,652      1,900        5,008
                                                              -------   --------     --------
          Total assets......................................  $34,673   $240,488     $339,842
                                                              =======   ========     ========

                                     LIABILITIES AND EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................  $   409   $  8,246     $ 13,596
  Accounts payable -- affiliate.............................      412        494          415
  Accrued liabilities.......................................      253      5,067       11,696
  Current portion of long-term debt.........................      947      7,450        6,000
                                                              -------   --------     --------
          Total current liabilities.........................    2,021     21,257       31,707
                                                              -------   --------     --------
Deferred income tax liabilities.............................      348     13,554       14,085
                                                              -------   --------     --------
Other long term liabilities.................................       --      2,055        1,572
                                                              -------   --------     --------
Long-term debt, less current maturities.....................    6,053     23,069       13,222
                                                              -------   --------     --------
Subordinated notes, net of debt discount of $429 at December
  31, 1997..................................................       --      2,091           --
                                                              -------   --------     --------
Notes payable, 11% Senior notes due 2005....................       --         --      100,000
Commitments and Contingencies -- Note G, H & K
STOCKHOLDERS EQUITY:
  Preferred stock, $0.01 par value, 20,000,000 shares
     authorized; none issued or outstanding.................       --         --           --
  Common stock, $0.01 par value, 100,000,000 shares
     authorized; 5,600,000 shares issued and outstanding at
     December 31, 1996; 18,183,945 at December 31, 1997; and
     18,193,945 at September 30, 1998.......................       56        182          182
Additional paid-in capital (net of deferred compensation of
  $258 at December 31, 1997 and $219 at September 30,
  1998).....................................................   26,229    180,400      180,489
Accumulated deficit.........................................      (34)    (2,120)      (1,415)
                                                              -------   --------     --------
          Total equity......................................   26,251    178,462      179,256
                                                              -------   --------     --------
          Total liabilities and equity......................  $34,673   $240,488     $339,842
                                                              =======   ========     ========

   The accompanying notes are an integral part of these financial statements.

                       BAYARD DRILLING TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                     NINE MONTHS
                                                                                        ENDED
                                                       YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                                      -------------------------   -----------------
                                                       1995     1996     1997      1997      1998
                                                      ------   ------   -------   -------   -------
                                                                                     (UNAUDITED)
REVENUES:
  Drilling..........................................  $5,491   $8,995   $39,165   $33,214   $64,802
  Drilling -- affiliate.............................   1,914      798    16,582        --        --
  Other.............................................     303       60        --        --        --
                                                      ------   ------   -------   -------   -------
         Total revenues.............................   7,708    9,853    55,747    33,214    64,802
                                                      ------   ------   -------   -------   -------
COSTS AND EXPENSES:
  Drilling..........................................   6,075    7,653    40,705    24,246    48,447
  General and administrative........................     880      658     1,868     1,181     2,374
  Depreciation and amortization.....................     791    1,126     7,943     4,918    10,352
  Other.............................................      47       46        --        --        --
                                                      ------   ------   -------   -------   -------
         Total costs and expenses...................   7,793    9,483    50,516    30,345    61,173
                                                      ------   ------   -------   -------   -------
         Operating income (loss)....................     (85)     370     5,231     2,869     3,629
                                                      ------   ------   -------   -------   -------
OTHER INCOME (EXPENSE):
  Interest expense..................................      (3)     (11)   (3,065)   (2,172)   (3,392)
  Interest income...................................      --       --       597        68     1,217
  Gain (loss) on sale of assets.....................    (131)      54       544       303       354
  Other.............................................      (3)      17        37         5        (7)
                                                      ------   ------   -------   -------   -------
         Total other income (expense)...............    (137)      60    (1,887)   (1,796)   (1,828)
                                                      ------   ------   -------   -------   -------
Earnings (loss) before income taxes and
  extraordinary item................................    (222)     430     3,344     1,073     1,801
Income tax provision -- deferred....................      --       17     1,428       410       758
                                                      ------   ------   -------   -------   -------
Net income (loss) before extraordinary item.........    (222)     413     1,916       663     1,043
Extraordinary loss..................................      --       --    (4,002)       --      (338)
                                                      ------   ------   -------   -------   -------
Net earnings (loss).................................  $ (222)  $  413   $(2,086)  $   663   $   705
                                                      ======   ======   =======   =======   =======
EARNINGS (LOSS) PER SHARE:
  Basic:
    Before extraordinary item.......................                    $   .21   $   .10   $   .06
                                                                        =======   =======   =======
    Extraordinary item..............................                    $  (.44)       --      (.02)
                                                                        =======   =======   =======
    Net earnings (loss).............................                    $  (.23)  $   .10   $   .04
                                                                        =======   =======   =======
  Diluted:
    Before extraordinary item.......................                    $   .17   $   .07   $   .06
                                                                        =======   =======   =======
    Extraordinary item..............................                    $  (.35)       --      (.02)
                                                                        =======   =======   =======
    Net earnings (loss).............................                    $  (.18)  $   .07   $   .04
                                                                        =======   =======   =======
Weighted average common shares outstanding, basic...   5,600    5,600     9,064     6,679    18,191
                                                      ======   ======   =======   =======   =======
Weighted average common shares outstanding,
  diluted...........................................   5,600    5,749    11,500     9,607    18,474
                                                      ======   ======   =======   =======   =======
PRO FORMA INFORMATION:
  Additional income tax expense.....................      --      146
                                                      ------   ------
  Pro forma net earnings (loss).....................  $ (222)  $  267
                                                      ------   ------
  Pro forma earnings (loss) per share, basic and
    diluted.........................................  $ (.04)  $  .05
                                                      ======   ======

   The accompanying notes are an integral part of these financial statements.

                       BAYARD DRILLING TECHNOLOGIES, INC.

                              STATEMENTS OF EQUITY
                                 (IN THOUSANDS)

                                                                 STOCKHOLDERS' EQUITY
                                                 ----------------------------------------------------
                                     PARTNERS             ADDITIONAL
                                      CAPITAL    COMMON    PAID-IN     DEFERRED   RETAINED
                                     (DEFICIT)   STOCK     CAPITAL       COST     EARNINGS    TOTAL
                                     ---------   ------   ----------   --------   --------   --------
Balance at December 31, 1995.......   $  (276)    $ --     $     --     $  --     $    --    $     --
  Net earnings through date of
     corporate capitalization......       447       --           --        --          --          --
  Net increase in equity arising
     from affiliate transactions...     5,285       --           --        --          --          --
  Issuance of stock in corporate
     capitalization................    (5,456)      20        5,436        --          --       5,456
  Sale of stock....................        --       20        9,980        --          --      10,000
  Issuance of stock options and
     warrants for drilling
     agreements and debt...........        --       --        1,319        --          --       1,319
  Issuance of stock and options for
     property and equipment........        --       16        9,494        --          --       9,510
  Net loss from date of corporate
     capitalization to December 31,
     1996..........................        --       --           --        --         (34)        (34)
                                      -------     ----     --------     -----     -------    --------
Balance at December 31, 1996.......        --       56       26,229        --         (34)     26,251
  Net loss.........................        --       --           --        --      (2,086)     (2,086)
  Issuance of stock options to
     employees.....................        --       --           60       (53)         --           7
  Sale of stock....................        --       89      107,020        --          --     107,109
  Issuance of stock options and
     warrants......................        --       --        5,068        --          --       5,068
  Executive compensation
     agreements....................        --       --          250      (205)         --          45
  Issuance of stock for
     acquisitions..................        --       37       42,031        --          --      42,068
                                      -------     ----     --------     -----     -------    --------
Balance at December 31, 1997.......        --      182      180,658      (258)     (2,120)    178,462
  Net income (unaudited)...........        --       --           --        --         705         705
  Exercise stock options
     (unaudited)...................        --       --           50        --          --          50
  Executive compensation agreements
     (unaudited)...................        --       --           --        39          --          39
                                      -------     ----     --------     -----     -------    --------
Balance at September 30, 1998
  (unaudited)......................   $    --     $182     $180,708     $(219)    $(1,415)   $179,256
                                      =======     ====     ========     =====     =======    ========

   The accompanying notes are an integral part of these financial statements.

                       BAYARD DRILLING TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                 NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                -----------------------------   --------------------
                                                 1995       1996       1997       1997       1998
                                                -------   --------   --------   --------   ---------
                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss).........................  $  (222)  $    413   $ (2,086)  $    663   $     705
  Adjustments to reconcile net earnings (loss)
    to net cash (used in) provided by
    operating activities --
    Depreciation and amortization.............      791      1,126      7,943      4,918      10,352
    (Gain) loss on sale of assets.............      131        (54)      (544)      (303)       (354)
    Extraordinary loss........................       --         --      4,002         --          --
    Compensation expense......................       --         --         52         21          39
    Deferred income taxes.....................       --         17      1,428        410         758
    Change in assets and liabilities, net of
       effects of affiliate transactions --
       Decrease (increase) in accounts
         receivable...........................      242     (2,059)   (18,407)   (12,526)      3,741
       Increase in prepaid expenses...........       --         --       (537)        --          --
       Decrease (increase) in other assets....       (6)      (185)       513     (1,030)     (3,590)
       Increase (decrease) in accrued
         liabilities..........................     (237)       251      4,814      3,564       6,629
       Increase (decrease) in accounts
         payable..............................     (389)      (383)     1,432     12,895       5,350
       Increase (decrease) in other
         liabilities..........................       --         --         --         --        (483)
       Increase (decrease) in payable to
         affiliate............................       --        412         82         --         (79)
                                                -------   --------   --------   --------   ---------
         Net cash (used in) provided by
           operating activities...............      310       (462)    (1,308)     8,612      23,068
                                                -------   --------   --------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property and equipment.......   (2,088)   (10,578)   (60,924)   (50,454)   (138,017)
  Acquisition of businesses...................       --         --    (26,056)   (26,056)         --
  Proceeds from sale of assets................      378        137      1,390        781         688
  (Purchase) proceeds of investments..........       --         --       (880)      (730)        355
                                                -------   --------   --------   --------   ---------
         Net cash used in investing
           activities.........................   (1,710)   (10,441)   (86,470)   (76,459)   (136,974)
                                                -------   --------   --------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments made to affiliates.................   (8,828)   (19,719)        --         --          --
  Advances received from affiliates...........   10,228     18,791         --         --          --
  Proceeds from borrowings....................       --      7,000     49,780     47,944          --
  Proceeds from exercise of options...........       --         --         --         --          50
  Net proceeds from issuance of stock.........       --     10,000    107,109     11,230          --
  Proceeds from issuance of notes, net of
    issuance costs............................       --         --         --         --      97,450
  Debt issuance costs.........................       --       (206)      (761)        --          --
  Payments on long-term debt..................       --         --    (24,011)    (4,114)    (13,748)
  Payments under line of credit...............       --         --     (8,701)        --          --
  Borrowings under line of credit.............       --         --      8,701      7,906          --
                                                -------   --------   --------   --------   ---------
    Net cash provided by (used in) financing
       activities.............................    1,400     15,866    132,117     62,966      83,752
                                                -------   --------   --------   --------   ---------
  Net change in cash..........................       --      4,963     44,339     (4,881)    (30,154)
  Cash at beginning of period.................       --         --      4,963      4,963      49,302
                                                -------   --------   --------   --------   ---------
  Cash at end of period.......................  $    --   $  4,963   $ 49,302   $     82   $  19,148
                                                =======   ========   ========   ========   =========
  Cash paid during the period for interest....  $    --   $     --   $  2,854   $  2,275   $   2,110
  Cash paid during the period for income
    taxes.....................................  $    --   $     --   $     --   $     --   $      --
                                                =======   ========   ========   ========   =========

                                                                       Continued

                       BAYARD DRILLING TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

Continued

Supplemental noncash activity:

     During 1995 an affiliate transferred drilling equipment to the Company at the affiliate's basis totaling $173, net of accumulated depreciation of $1,306, which has been reflected as an increase in payable to affiliate. Additionally, the Company acquired property and equipment through trade payables totaling $1,180.

     During 1996 the Company acquired property and equipment totaling $9,841 through the issuance of stock and options and assumed a net deferred income tax liability of $331. The Company acquired property and equipment through trade payables and payables to affiliates totaling $1,390. The Company transferred property and equipment totaling $29, net of accumulated depreciation of $1,254 to an affiliate which has been reflected as a decrease in payables to affiliates. The Company issued stock options and warrants in exchange for certain drilling agreements and debt. The stock options were valued at $1,100 and the warrants associated with the debt were valued at $219.

     Additionally in 1996, the Company transferred the following assets and liabilities to affiliates which resulted in a net increase in equity at the time of corporate capitalization, effective December 1, 1996.

Accounts receivable.........................................  $  2,667
Other assets................................................        17
Cash........................................................     9,252
Accounts payable and accrued liabilities....................    (1,799)
Payable to affiliates.......................................   (15,422)
                                                              --------
                                                              $ (5,285)
                                                              ========

     During 1997 the Company acquired property and equipment through the issuance of stock and options for $41,510 and through the issuance of trade payables of $6,405. See -- Note "C" for further detail on such activity.

   The accompanying notes are an integral part of these financial statements.

                       BAYARD DRILLING TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   INFORMATION FOR THE PERIODS ENDED SEPTEMBER 30, 1998 AND 1997 IS UNAUDITED

NOTE A -- NATURE OF OPERATIONS

     Bayard Drilling Technologies, Inc. together with its predecessor, (the "Company"), a Delaware corporation, is the successor to the drilling operations of Anadarko Drilling Company ("Anadarko"), which began drilling operations in 1980. The Company provides land-based contract drilling services to major and independent oil and gas companies in the Mid-Continent and Gulf Coast regions of the United States.

     Beginning in October 1996, AnSon Partners Limited Partnership ("APLP") initiated a series of transactions among its wholly owned affiliates, Anadarko, a partnership, and Bayard Drilling Company ("BDC"), a corporation, and the Company. These series of transactions resulted in the corporate capitalization of the Company in December 1996 with net assets, primarily drilling rigs, previously owned by Anadarko. Such transactions were accounted for as a reorganization of entities under common control.

NOTE B -- SUMMARY OF ACCOUNTING POLICIES

     The summary of significant accounting policies applied in the preparation of the accompanying financial statements follows.

1. BASIS OF PRESENTATION AND CONSOLIDATION

     The financial statements and information for periods prior to December 1, 1996 represent those of the predecessor. The consolidated financial statements for periods after December 31, 1996 include the accounts of the Company and its wholly owned subsidiaries, Trend Drilling Company ("Trend") and WD Equipment, L.L.C. and Bonray Drilling Corporation. All significant intercompany accounts and transactions have been eliminated.

2. CASH

     The Company considers all cash and investments with an original maturity of 90 days or less to be cash equivalents. The Company maintains its cash in a bank deposit account which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. At December 31, 1997 and September 30, 1998, the Company had cash and cash equivalents in or at four and three financial institutions respectively, where the balance exceeded federally insured limits, in total by approximately $48.9 and $19.4 million, respectively.

3. RESTRICTED INVESTMENTS

     Restricted investments consist of certificates of deposits pledged to state insurance departments and insurance companies to support payment of workers compensation claims.

4. CONCENTRATION OF CREDIT RISK

     The primary market for the Company's services are independent oil and gas companies whose level of activities are related to, among other things, oil and gas prices. The Company performs ongoing credit evaluations of its customers and provides for potential credit losses when necessary. No allowance was required at December 31, 1997, 1996 or 1995. At December 31, 1997 and September 30, 1998, approximately 53% and 48%, respectively, of the Company's trade receivables and over 63% and 48%, respectively, of total revenues were derived from the Company's five largest customers in terms of total revenues.

                       BAYARD DRILLING TECHNOLOGIES, INC.

5. PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, reduced by provisions to recognize economic impairment in value when management determines that such impairment has occurred. Drilling equipment is depreciated using the declining balance method (which approximates straight line) over the estimated useful lives from five to fifteen years. Other property and equipment are depreciated on the same basis over estimated useful lives from three to ten years. Refurbishments and upgrades of drilling equipment are capitalized if such expenditures are significant and extend the lives of the equipment. Maintenance and repairs are expensed as incurred. When assets are sold, retired or disposed of, the cost and related accumulated depreciation are eliminated from the accounts and the gain or loss is recognized.

     It is the Company's policy to capitalize interest on construction costs for rig refurbishments during the period in which those costs are incurred. The Company incurred interest costs of approximately $3.6 million during 1997 and $5 million for the nine months ended September 30, 1998 of which approximately $565,000 and $1.6 million, respectively, was capitalized in property and equipment for rig construction. No interest costs were capitalized in 1996 or 1995.

6. REVENUE RECOGNITION

     Revenues generated from the Company's dayrate drilling contracts are recognized as services are performed and revenues generated from the Company's footage drilling contracts are recognized as a percentage of completion. For all drilling contracts under which the Company bears the risk of completion (such as turnkey contracts) revenues and expenses are recognized using the completed contracts method. When estimates of projected revenues and expenses indicate a loss, the total estimated loss is accrued.

7. NET EARNINGS (LOSS) PER SHARE

     Earnings per share are computed based on the weighted average number of basic and diluted shares outstanding during the period pursuant to SFAS No. 128. SFAS No. 128 simplifies the standards for computing earnings per share by replacing the presentation of primary earnings per share with a presentation of basic earnings per share and by simplifying the calculation of diluted earnings per share. A reconciliation of the numerator and denominator used in the calculation of earnings per share is as follows:

                                           FOR THE YEAR ENDED                 FOR THE NINE MONTHS ENDED
                                           DECEMBER 31, 1997                      SEPTEMBER 30, 1998
                                  ------------------------------------   ------------------------------------
                                                                 PER                                    PER
                                    INCOME         SHARES       SHARE      INCOME         SHARES       SHARE
                                  (NUMERATOR)   (DENOMINATOR)   AMOUNT   (NUMERATOR)   (DENOMINATOR)   AMOUNT
                                  -----------   -------------   ------   -----------   -------------   ------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Income before extraordinary
  item..........................    $1,916                                 $1,043
                                    ------                                 ------
Basic earnings per share........     1,916          9,064        $.21       1,043         18,191        $.06
                                    ------                       ----      ------
Effect of dilutive securities;
  Warrants and options..........                    2,436                                    283
                                                   ------                                 ------
Diluted earnings per share......    $1,916         11,500        $.17      $1,043         18,474        $.06
                                    ======         ======        ====      ======         ======

     Pro forma net earnings (loss) per share are presented to reflect the provision for income taxes for periods Anadarko was a partnership.

     Options to purchase 397,000 shares of common stock at $23 per share were granted in November 1997 but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares. The options, which expire on November 4, 2003, were still outstanding at December 31, 1997.

                       BAYARD DRILLING TECHNOLOGIES, INC.

8. INCOME TAXES

     Historical income taxes were not provided in the financial statements for earnings attributable to Anadarko since the partners would pay income taxes or receive as a deduction their distributive share of Anadarko's taxable income or loss. The proforma income tax expense for 1996 was calculated using an effective tax rate of 38%.

     The Company uses the liability method of accounting for deferred income taxes under SFAS No. 109, whereby deferred tax assets and liabilities are recognized based upon differences between the financial statement and tax bases of assets and liabilities using presently enacted tax rates. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

9. GOODWILL AND OTHER ASSETS

     Goodwill related to the acquisition of Trend and Bonray is being amortized over fifteen years. Amortization expense of goodwill of $375,062 and $653,976, respectively, has been recognized as of December 31, 1997 and September 30, 1998.

     Other assets consist of (i) organizational costs incurred for the organization of Bayard, (ii) debt issuance costs incurred on the term loan, and
(iii) issuance costs of the Senior Notes. Amortization expense for organization costs is recognized over five years and debt issuance costs over the life of the loan, which approximates five years, both on a straight-line basis. Amortization expense of $1.4 million, $63,000 and $578,620 has been recognized for the years ended December 31, 1997 and 1996 and for the nine months ended September 30, 1998, respectively.

     On an ongoing basis, management reviews the valuation and amortization of goodwill and other intangibles to determine possible impairment. The recoverability of these assets is assessed by determining whether the carrying value can be recovered from undiscounted future cash flows.

10. USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period; accordingly actual results could differ from those estimates. The Company has significant estimates for workers compensation liability due to the retention of $500,000 per occurrence. At December 31, 1997 and 1996 and for the nine months ended September 30, 1998, estimates for this retention were $1.7 million, $20,000 and $1.6 million, respectively.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and investments which approximate fair value because of the short maturity of those instruments, a payable to an affiliate which approximates fair value due to the demand nature of this obligation, a floating rate term loan which approximates fair value because the interest rate adjusts to the market rate, and notes payable which approximate fair value because the interest rates on these notes reflects the borrowing terms currently available to the Company.

12. INTERIM FINANCIAL STATEMENTS AND DISCLOSURES

     In the opinion of management of Bayard Drilling Technologies, Inc. ("Bayard" or the "Company"), the unaudited interim financial statements for the nine months ended September 30, 1998 and 1997 include all adjustments, consisting of normal recurring accruals, necessary to present fairly the Company's financial position as of September 30, 1998 and results of operations and cash flows for the nine months ended

                       BAYARD DRILLING TECHNOLOGIES, INC.

September 30, 1998 and 1997. Results for the period ended September 30, 1998 are not necessarily indicative of the results to be expected for the entire fiscal year. For further information, refer to the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

13. STOCK BASED COMPENSATION

     The Company applies APB Opinion 25 in accounting for its stock option plans. Under this standard, compensation expense is only recognized for grants of options which include an exercise price less than the market price of the stock on the date of grant. Accordingly, based on the Company's grants for 1996, for the year ended December 31, 1997 and for the nine months ended September 30, 1998, the Company recognized $0 and approximately $310,000 and $0, respectively, of deferred compensation and $0 and approximately $52,000 and $39,000, respectively, of compensation expense. For grants of options which include an exercise price equal to or greater than the market price of the stock on the date of grant, the Company has disclosed the pro forma effects of recording compensation based on fair value in Note N to the financial statements as allowed by Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation."

NOTE C -- ACQUISITIONS

     On May 1, 1997, the Company completed the acquisition of the common stock of Trend ("Trend Acquisition") for $18 million in cash and 250,000 shares of common stock which equates to $10.64 per share based on the appraisals of the fair market value of the property and equipment acquired of $21,532,000. The Company incurred costs of approximately $307,000 in connection with this acquisition.

     The Trend Acquisition was accounted for as a purchase. The following is an analysis of the allocation of the purchase price:

                                                               (IN THOUSANDS)
Current assets..............................................      $ 2,734
Property and equipment......................................       21,532
Goodwill....................................................        6,330
Current liabilities.........................................       (2,265)
Long-term liabilities.......................................       (1,340)
Deferred income tax liability...............................       (6,330)
                                                                  -------
Purchase price..............................................      $20,661
                                                                  =======

     On May 30, 1997, the Company acquired WD Equipment, L.L.C. (which owned six drilling rigs, but had no operations) from Ward Drilling Company, Inc. ("Ward Acquisition") for approximately $8 million in cash and 400,000 shares of common stock which equates to $8.95 per share based on the appraisal of the fair market value of the assets acquired of $11,931,000. The Company also issued warrants to purchase 200,000 shares of common stock at $10.00 per share. The warrant had an estimated fair market value of $294,000 at the agreement closing date and was recorded as an increase in property and equipment and additional paid in capital.

     On October 16, 1997, the Company completed the acquisition of Bonray ("Bonray Acquisition"), subject to certain working capital adjustments, for 3,015,000 shares of Common Stock, which equates to $11.86 per share based on the appraisals of the fair market value of the property and equipment acquired of $34,976,000.

                       BAYARD DRILLING TECHNOLOGIES, INC.

     The Bonray Acquisition was accounted for as a purchase. The following is a preliminary analysis of the allocation of the purchase price:

                                                              (IN THOUSANDS)
Current assets..............................................     $ 4,020
Property and equipment......................................      34,976
Goodwill....................................................       6,750
Current liabilities.........................................      (3,162)
Long-term liabilities.......................................         (74)
Deferred income tax liability...............................      (6,750)
                                                                 -------
Purchase price..............................................     $35,760
                                                                 =======

     The following is the unaudited pro forma combined results of operations as if Trend, Ward and Bonray had been acquired January 1, 1996 and 1997, respectively (in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                1996          1997
                                                              ---------     ---------
Revenues....................................................   $47,952       $81,373
                                                               =======       =======
Net income (loss)...........................................   $(1,848)      $ 3,174
                                                               =======       =======
Net income (loss) per common share, basic...................   $  (.33)      $   .35
                                                               =======       =======
Net income (loss) per common share, diluted.................   $  (.32)      $   .28
                                                               =======       =======

     On June 26, 1998, the Company completed the acquisition of 25 drilling rigs and certain related equipment and other assets from TransTexas Gas Corporation ("TransTexas") for $75 million in cash (the "TransTexas Acquisition"), which was allocated to the cost basis of the rigs and equipment. The rigs will be depreciated pursuant to the Company's depreciation policy. TransTexas utilized the rigs solely for their own drilling activities and did not contract the rigs to third parties. Therefore, there were no third party drilling revenues. TransTexas accounted for the rigs and related costs and expenses as a cost center. All of the acquired rigs are mechanical rigs capable of drilling to depths of 12,000 feet or greater, with twelve of the rigs capable of drilling to depths of 20,000 feet or greater. Four of the drilling rigs are awaiting refurbishment when market conditions warrant. In addition, the Company and TransTexas have entered into an Alliance Agreement that provides that for a period of 30 months, if TransTexas engages in any land drilling activities in Alabama, Louisiana, Mississippi, Oklahoma, New Mexico or Texas, TransTexas will engage the Company to provide up to 15 of the Company's rigs for wells on which TransTexas serves as operator.

                       BAYARD DRILLING TECHNOLOGIES, INC.

NOTE D -- PROPERTY AND EQUIPMENT

     Major classes of property and equipment consist of the following:

                                                                            NINE MONTHS
                                                         DECEMBER 31,          ENDED
                                                      ------------------   SEPTEMBER 30,
                                                       1996       1997         1998
                                                      -------   --------   -------------
                                                                (IN THOUSANDS)
Drilling rigs and components........................  $42,303   $173,674     $305,354
Automobiles, trucks, and trailers...................      431      2,041        5,023
Buildings and property..............................       --        461        2,061
Furniture, fixtures, and other......................        7        532          777
                                                      -------   --------     --------
                                                       42,741    176,708      313,215
Less accumulated depreciation.......................   15,768     21,035       29,556
                                                      -------   --------     --------
                                                      $26,973   $155,673     $283,659
                                                      =======   ========     ========

NOTE E -- CHANGE IN ESTIMATED LIVES

     Effective January 1, 1995, the Company changed the estimated remaining lives of its drilling rigs and other related drilling equipment to 84 months from remaining lives which ranged from 31 months to 113 months. The Company also changed the estimated remaining life of drill collars from 20 months to 36 months. These changes were made to more closely approximate the remaining useful lives of such assets. The effect of this change was to decrease the historical net loss by approximately $539,000 and to reduce the pro forma net loss by approximately $539,000 or $.05 per share (Note B(7)) for the year ended December 31, 1995.

     Effective January 1, 1996, the Company changed the estimated remaining lives of certain drilling component equipment from 84 months to 120 months and changed the estimated remaining life of drill collars and pipe from 36 months to 60 months. After review and study by the Company, the useful lives of drilling rigs acquired after January 1, 1996 were changed from 84 months to 144 months. These changes were made to more closely approximate the remaining useful lives of such assets. The effect of these changes was to increase the historical net earnings by approximately $405,000 and to increase pro forma net earnings by approximately $251,000, net of pro forma income taxes of $154,000, or $.02 per share for the year ended December 31, 1996.

     Effective July 1, 1997, the Company changed the estimated remaining lives of its drilling rigs and other related drilling equipment to 180 months from remaining lives of 144 months. These changes were made to more closely approximate the remaining useful lives of such assets. The effect of these changes was to increase earnings for the year ended December 31, 1997 by approximately $505,000, net of income taxes of $310,000, or $.04 per share, on a diluted basis.

NOTE F -- INCOME TAXES

     On October 28, 1996, Anadarko conveyed its operating assets to its wholly-owned subsidiary, BDC, which caused a change in tax status of the drilling operations from a partnership to a taxable corporation. A deferred tax asset was recognized for the temporary differences which existed at the date of conveyance together with a related valuation allowance. At December 31, 1997, the Company has net operating loss carry forwards of approximately $2 million, of which $418,000 and $1,582,000 will expire in 2011 and 2012, respectively, if unused.

                       BAYARD DRILLING TECHNOLOGIES, INC.

     Income tax expense for the years ended December 31, 1995, 1996 and 1997 is summarized as follows:

                                                          1995      1996       1997
                                                          ----      ----      ------
                                                                (IN THOUSANDS)
Current.................................................  $ --      $ --      $   --
Deferred................................................    --        17       1,428
                                                          ----      ----      ------
                                                          $ --      $ 17      $1,428
                                                          ====      ====      ======

     Components of net deferred income tax liabilities are as follows:

                                                   OCTOBER 28,   DECEMBER 31,   DECEMBER 31,
                                                      1996           1996           1997
                                                   -----------   ------------   ------------
                                                                (IN THOUSANDS)
Deferred tax assets (liabilities)
  Operating loss carryforwards...................    $    --        $ 167         $    760
  Property and equipment.........................      1,818         (515)         (14,314)
  Total valuation allowance......................     (1,818)          --               --
                                                     -------        -----         --------
          Net deferred tax liabilities...........    $    --        $(348)        $(13,554)
                                                     =======        =====         ========

     The Company's actual income tax expense, before extraordinary item, differed from the federal statutory expense (based on a federal statutory rate of 34%) for the years ended December 31, as follows:

                                                         1995      1996        1997
                                                         ----      -----      ------
                                                               (IN THOUSANDS)
Income tax expense (benefit) at federal statutory
  rate.................................................  $(75)     $ 146      $1,069
State income taxes.....................................    --         --         201
Amortization of goodwill...............................    --         --         142
Other items............................................    --         --          16
Exclusion of partnership income taxes..................    75       (129)         --
                                                         ----      -----      ------
                                                         $ --      $  17      $1,428
                                                         ====      =====      ======

     The Company's valuation allowance on tax assets was established October 28, 1996 due to a change in taxable status and decreased $1,818,000 during the period from October 28, 1996 to December 31, 1996. The Company was not a taxable entity in 1995. Effective December 1, 1996, the Company acquired assets with deferred tax liabilities of approximately $2 million in which the purchase price allocation resulted in the reduction of the Company's tax asset valuation allowance of approximately $1,724,000. In 1997 the Company acquired assets with deferred tax liabilities of approximately $13,080,000, which eliminated the Company's tax asset valuation.

NOTE G -- LONG-TERM DEBT AND SUBORDINATED NOTES

     Long-term debt at December 31, 1996 consisted of borrowings under loan agreements (the "Loan Agreements") which provide for a term loan (the "Term Loan") and a revolving loan (the "Revolving Loan"). The Term Loan of $7,000,000 bore interest at the Company's choice of LIBOR plus 4.25% (9.65% at December 31, 1996) or the prime rate of Chase Manhattan Bank, N.A. and requires monthly payments of principal and interest in amounts sufficient to repay borrowings at maturity on March 31, 2002. The Loan Agreements permit borrowings to a maximum of $20 million under the Term Loan if defined collateral provisions are met. The loan was collateralized by drilling equipment. The Loan Agreements also permit borrowings up to $4 million under the Revolving Loan through December 31, 1998 subject to a $2 million limitation if the borrowings under the Term Loan exceed $17 million.

                       BAYARD DRILLING TECHNOLOGIES, INC.

     Starting in 1997, the Loan Agreements require the maintenance of defined collateral values, cash flow and liquidity ratios, financial reporting requirements, and the maintenance of total liabilities to tangible net worth not greater than 1.25 and imposes certain limitations on capital expenditures and incurrence of additional debt.

     In May 1997, the Company amended and increased the availability under the Loan Agreements. The Term Loan provides the Company up to $30.5 million for the purchase of additional land drilling rigs, the refurbishment of such rigs and equipment and for working capital purposes. The Revolving Loan provides the revolving credit loans of up to $10 million ($2 million of which is available for the issuance of letters of credit) for general corporate purposes. Amounts outstanding under the Revolving Loan (none at December 31, 1997) bear interest based on Fleet National Bank's prime rate plus 1.5% (approximately 10% at December 31) and mature in April 2000. Amounts outstanding under the Term Loan of approximately $27.1 million at December 31, 1997, bear interest, at the election of the Company, at floating rates equal to Chase Manhattan Bank's prime rate plus 2.0% or LIBOR plus 4.25% (approximately 10% at December 31) and mature in March 2002. The Loan Agreements are collateralized by substantially all of the assets of the Company, including drilling rigs, equipment and drilling contracts, and contain customary restrictive covenants (including covenants restricting the ability of the Company to pay dividends or encumber assets) and an affirmative covenant to maintain Total Available Liquidity (as defined in the Loan Agreements) of at least $4.5 million through December 31, 1997 and $3 million through December 31, 1998. Pursuant to the Loan Agreements, the Company must maintain certain financial ratios, including a Cash Flow Coverage ratio (as defined in the Loan Agreements) of at least 1.25 to 1 until December 1997, 1.5 to 1 in 1998 and 1.75 to 1 thereafter, and a ratio of Total Liabilities (as defined in the Loan Agreements) to Tangible Net Worth no greater than 1.25 to 1 in 1997 and 1 to 1 in 1998. Under the Loan Agreements the Company is obligated to pay certain fees, including an annual commitment fee in an amount equal to 0.5% of the unused portion of the commitment.

     Additionally, the Company issued Subordinated Notes due May 1, 2003 in the original principal amounts of $18 million and $2.52 million (the "Subordinated Notes") to Chesapeake Energy Corporation ("Chesapeake") and Energy Spectrum Partners LP ("Energy Spectrum"), respectively. The Subordinated Notes bear interest at either (i) 11% per annum, payable in cash or (ii) 12.875% per annum, payable in the form of additional Subordinated Notes, which interest is payable quarterly in arrears. On each quarterly interest payment date, the Company may make an election as to the interest rate to be applied for the previous quarter. The Subordinated Notes are redeemable, solely at the option of the Company, in whole or in part, at any time after May 31, 1998 at varying redemption prices. The Company must offer to redeem the Subordinated Notes upon the occurrence of certain events constituting a "Change of Control" (as defined in the Subordinated Notes) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption. The Subordinated Notes are convertible into Common Stock at the option of the Company, in whole or in part, in conjunction with a "Convertible Event" (as defined in the Subordinated Notes), which includes certain underwritten public offerings (including the Initial Public Offering), mergers, consolidations and other business combination transactions. The Subordinated Notes are general unsecured subordinated obligations of the Company that are subordinated in rights of payment to all existing and future senior indebtedness of the Company, pari passu with all existing and future subordinated indebtedness of the Company and senior in right of payment to all future junior subordinated indebtedness of the Company. At December 31, 1997, the amount of Subordinated Notes outstanding was approximately $2.5 million as the $18 million Subordinated Note to Chesapeake was extinguished in November 1997 with proceeds from the Initial Public Offering. See Note "J" for further discussion on the discount that was recorded related to this subordinate debt.

     The Company also has three notes totaling approximately $3.4 million at December 31, 1997 and $2.5 million at September 30, 1998, with a capital financing corporation. The debt bears interest at 9.5% and is collateralized by certain equipment (top drives) of the Company and letters of credit totaling approximately $700,000. The debt matures in July, October and November of 2000. The note agreement does not specify any

                       BAYARD DRILLING TECHNOLOGIES, INC.

restrictive financial covenants that must be met but contains a cross default provision that states any default on the Company's Term or Revolving Notes constitutes a default on this note as well.

     The Company recorded an extraordinary loss of $4.0 million (net of income tax effect of $1.3 million) in the fourth quarter relating to the early extinguishment of certain subordinate debt in the amount of approximately $2.1 million and other payments in the amount of approximately $3.2 million by utilizing proceeds from the Company's Initial Public Offering completed in November 1997.

     At December 31, 1997, the aggregate yearly maturities on long-term obligations are as follows:

YEAR ENDING
DECEMBER 31
-----------
1998........................................................  $ 7,450,000
1999........................................................    7,647,000
2000........................................................    7,331,000
2001........................................................    6,385,000
2002........................................................    1,706,000
Thereafter..................................................    2,520,000
                                                              -----------
                                                              $33,039,000
                                                              ===========

     On June 26, 1998, the Company issued $100 million of Senior Notes and used $75 million of such proceeds to fund the TransTexas Acquisition. The Company used the remaining proceeds for general corporate purposes, including acquisitions of drilling equipment and the refurbishment of rigs. The Senior Notes mature on June 30, 2005. Interest on the Senior Notes is payable semi-annually on June 30 and December 31 of each year, commencing on December 31, 1998. The Senior Notes are not redeemable prior to June 30, 2003, on or after which the Senior Notes will be redeemable, in whole or in part, at the option of the Company, at the redemption prices set forth in the Indenture relating to the Senior Notes (the "Indenture"), plus accrued and unpaid interest and certain other charges, if any, thereon to the date of redemption. In addition, at any time on or before June 30, 2001, the Company may redeem up to 35% of the original aggregate principal amount of the Senior Notes with the net proceeds of certain qualifying equity offerings at a redemption price equal to 111% of the principal amount thereof, plus accrued and unpaid interest and certain other charges, if any, thereon to the date of redemption, provided that at least $65 million in aggregate principal amount of Senior Notes remains outstanding immediately after the occurrence of such redemption. Upon a transaction resulting in a change of control, each holder of the Senior Notes will have the right to require the Company to repurchase all or any part of such holder's Senior Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and certain other charges, if any, thereon to the date of repurchase. The Senior Notes are senior unsecured obligations of the Company and rank pari passu in right of payment with all existing and future senior indebtedness and other senior obligations of the Company, and senior in right of payment to all future subordinated indebtedness of the Company.

     Each of the Company's wholly owned domestic subsidiaries (each, a "Guarantor") has issued a guarantee (a "Guarantee") of the Company's obligations under the Notes. The Guarantees are senior unsecured obligations of each respective Guarantor and rank pari passu in right of payment with all other indebtedness and liabilities of such Guarantor that are not subordinated by their terms to other indebtedness of such Guarantor, and senior in right of payment to all subordinated indebtedness of such Guarantor.

     The Company had outstanding at September 30, 1998 $16.7 million of long term debt under the Term Loan Agreement. The Term Loan was incurred to finance the purchase of certain land drilling rigs, the refurbishment of such rigs and equipment and for working capital purposes. On May 14, 1998, in connection with the Company's corporate reorganization into a holding company structure, (i) the Company prepaid $6.2 million of the Term Loan, obtained a release of all collateral for the Term Loan, except 12 drilling rigs

                       BAYARD DRILLING TECHNOLOGIES, INC.

and related equipment, and transferred to Bayard Drilling, L.P., the Company's wholly owned operating subsidiary ("Bayard Drilling"), substantially all of its assets, subject to such liens, and (ii) Bayard Drilling and Bayard Drilling, L.L.C., another wholly owned subsidiary of the Company ("Bayard L.L.C."), agreed to guarantee the Term Loan. Prior to such prepayment and collateral release, the Term Loan was secured by substantially all of the assets of Bayard and Trend. In connection with the Senior Notes Offering, the Term Loan was further amended to add Bonray as a guarantor of the Company's obligations.

     The Term Loan Agreement requires the Company and its subsidiaries to maintain collateral security for the Term Loan based on appraised fair market value and orderly liquidation value of the Company's drilling rigs and associated rig equipment equivalent to the balance of the Term Loan, and adhere to specified cash flow, leverage and liquidity ratios and minimum net worth and liquidity requirements. The Term Loan Agreement contains restrictions on, among other things, the ability of the Company and its subsidiaries to pay dividends, make investments, incur indebtedness and liens, and make capital expenditures and requires the maintenance of liquidity of $3 million through December 31, 1998. The Term Loan Agreement also contains affirmative covenants typical of secured loan arrangements with finance companies, such as requiring financial reports, insurance maintenance, legal, environmental and permit compliance. The Company is prohibited from prepaying the Term Loan until after December 31, 1999.

     The Term Loan bears interest at the Company's choice of LIBOR plus 4.25% per annum (9.89% at September 30, 1998) or the prime rate of The Chase Manhattan Bank plus 2.00% per annum and requires equal monthly payments of principal, together with accrued interest, in amounts sufficient to repay borrowings at maturity on March 31, 2002.

     The Revolving Loan Agreement provides revolving credit loans, subject to a borrowing base comprised of a portion of the Company's accounts receivable, of up to $10 million ($2 million of which is available for letters of credit) for general corporate purposes. The Company has not borrowed under the Revolving Loan Agreement since November 1997 but has approximately $1.3 million of letters of credit outstanding thereunder.

     Any borrowings under the Revolving Loan Agreement would bear interest based on Fleet National Bank's prime rate plus 1.5% (approximately 10.0% at September 30, 1998). A portion of the proceeds from the Initial Public Offering was used to repay all outstanding amounts under the Revolving Loan Agreement. The Company pays certain fees under the Revolving Loan Agreement, including a commitment fee equal to 0.5% of the unused portion of the maximum commitment. Fleet's commitment to lend under the Revolving Loan Agreement ends in April 2000. The Company may terminate the Revolving Loan Agreement upon 60 days' prior written notice to Fleet and the payment of a termination fee of 2% of the facility.

     The Revolving Loan Agreement is collateralized by certain assets of Bayard and Trend that were transferred to Bayard Drilling pursuant to the Company's corporate reorganization into a holding company structure, including accounts receivable, certain equipment and inventory, the Company's El Reno, Oklahoma yard and the same 12 drilling rigs that collateralize the Term Loan Agreement, together with equipment and drilling contracts related to such rigs. The Revolving Loan Agreement is also secured by the receivables and certain other assets of Bayard, Bayard Drilling, Bayard LLC, Trend and Bonray. Until May 14, 1998, the Revolving Loan Agreement was also collateralized by all drilling rigs of Bayard and Trend, upon which date Fleet released all but such 12 rigs and related assets. Bayard Drilling, Bayard LLC, Trend and Bonray have agreed to guarantee the obligations under the Revolving Loan Agreement. The Revolving Loan Agreement contains customary restrictive covenants that are substantially similar to the covenants contained in the Term Loan Agreement.

                       BAYARD DRILLING TECHNOLOGIES, INC.

NOTE H -- RELATED PARTY TRANSACTIONS

     Before the corporate capitalization, AnSon Gas Corporation a wholly owned affiliate of APLP served as the managing general partner responsible for all management and operational functions of the Company and charged the Company for such expenses. The Company expensed approximately $198,000 and $390,000 for such services received in 1996 and 1995, respectively.

     Prior to December 31, 1996, the Company and its affiliates made advances to each other from time to time which generally had no specific repayment terms.

     In December 1996, Anadarko granted the Company a transferable option, exercisable at any time prior to June 30, 1998, to either purchase from Anadarko a storage yard located in Weatherford, Oklahoma (the "Weatherford Storage Yard") for a price of $1,000 in cash or lease from Anadarko, for any period specified by the Company through a date not later than December 31, 1999, the Weatherford Storage Yard for a lease price of $100 per year. In August 1997, the Company acquired from Anadarko approximately 5 acres of land also in Weatherford, Oklahoma, in consideration for the relinquishment by the Company of the option to acquire or lease the Weatherford Storage Yard.

     In May 1997, the Company paid Energy Spectrum a fee in the amount of $220,000 for financial advisory and other services rendered to the Company in connection with the completion of the Trend Acquisition, including the evaluation and negotiation of the Trend Acquisition and for assistance in the arrangement of alternative financial sources and structuring, negotiating and closing the amended financing arrangements with CIT and Fleet. The Company also reimbursed Energy Spectrum for expenses incurred in connection with the rendering of such services.

     The Company purchased drilling equipment and supplies from an affiliate totaling $2,862,000 and $779,000 in 1996 and 1995, respectively. The Company also transferred drilling equipment to an affiliate at the Company's basis totaling $29,000, net of accumulated depreciation, which resulted in a decrease in payable to affiliate. The Company has in the past purchased rigs and related equipment from U.S. Rig & Equipment, Inc., an affiliate of Roy T. Oliver, who served as a director of the Company until his resignation on August 13, 1997. During 1997, the Company purchased approximately $5.0 million from U.S. Rig & Equipment, Inc. Additionally, in August 1997, the Company sold one of its rigs to an affiliate of Mr. Oliver for $500,000. Additionally, in November 1997, the Company agreed to acquire six rigs and related drilling equipment for $14 million and such rigs will require additional refurbishment prior to placement into service. In connection therewith, the Company made a cash down payment of $3.5 million and closed the transaction in January 1998.

     The Company has engaged affiliates of APLP and other related affiliates for trucking services related to the movement of the Company's rigs on numerous occasions. During 1997 and the nine months ended September 30, 1998, the Company utilized these affiliates in consideration for such trucking services of approximately $2.7 million.

     From December 13, 1996 through December 31, 1997, APLP made available to the Company certain of APLP's employees, office space and administrative equipment, such as computer and telephone systems. In consideration for such assistance, the Company has reimbursed APLP an aggregate of approximately $236,000.

     Interest expense incurred during the year ended December 31, 1997 and for the nine months ended September 30, 1998 included approximately $680,000 and $71,000, respectively, to current or former affiliates.

NOTE I -- SIGNIFICANT CUSTOMERS

     During the year ended December 31, 1997, approximately 30% of revenues were generated from current or former affiliated customers. Except for six rigs under long term contracts with Chesapeake, dayrates billed

                       BAYARD DRILLING TECHNOLOGIES, INC.

to affiliated customers approximated those billed to nonaffiliated customers. During 1996, sales to two customers were, respectively, 75% (inclusive of $798,000 attributable to Chesapeake, which became an affiliate in December 1996) and 18% of drilling revenues. During 1995, sales to one customer totaled 36% of drilling revenue.

NOTE J -- STOCKHOLDER'S EQUITY AND OPTIONS

     In December 1996, the Company issued 2,000,000 shares of Common Stock to Anadarko for the operating assets of BDC, Anadarko's subsidiary. Further, the Company issued 2,000,000 shares of Common Stock to Energy Spectrum for $10 million cash. The Company also acquired six drilling rigs and related equipment by the issuance of 1,600,000 shares of Common Stock and put options on the Company's common stock. The drilling rigs were recorded in accordance with appraisals of the estimated fair value of the assets acquired ($9.5 million) and the net deferred income tax liability assumed. The estimated fair value of the put options are recorded as additional contributed capital to the Company.

     The Company executed in December 1996 certain drilling agreements to supply six drilling rigs to Chesapeake at rates equal to defined comparable market rates but not less than $5,000 per day per rig. The Company granted the operator an option to purchase 2,000,000 shares of Common Stock at $6 per share, subject to performance of the operator under the drilling agreement. The estimated fair value of the options of $1,100,000 was recorded as additional paid-in capital and a deferred charge to be amortized over a twelve month period consistent with the annual negotiations of contract terms. At December 31, 1997, the deferred charge was fully amortized, and the Company and Chesapeake were unable to agree on an appropriate rate adjustment related to these drilling agreements, therefore the Company exercised its option to terminate the Chesapeake Drilling Agreements.

     In February 1997, the Company sold 100,000 shares of Common Stock at $2.50 per share to the President of the Company, which are subject to the terms of a Restricted Stock Award Agreement. Deferred compensation in the amount of $250,000 was recorded related to this stock grant as the purchase price was below the fair market value of the Company's Common Stock at the date of grant. See -- Note "N".

     On December 10, 1996, the Company granted the issuer of the Term Loan (Note
G) warrants to immediately purchase up to 290,000 shares of the Company's Common Stock at $8 per share or up to 300,000 shares at $8 per share when total outstanding Common Stock exceeds 6,000,000 shares. The warrants expire at the earlier of December 13, 2001 or eighteen months after completion of the initial public stock offering by the Company. The warrant holder can also elect to receive in stock the excess of the stock market value over the warrant exercise price. These warrants have an estimated fair value of $219,000, which has been recorded as debt issue costs and is being amortized over the term of the loan.

     The Company purchased during May 1997, two drilling rigs from U.S. Rig & Equipment, Inc. for cash and granted options to purchase 100,000 shares of Common Stock at $8 per share.

     In connection with the issuance of Subordinated Notes executed in May 1997, the Company issued 1,140,000 shares of Common Stock at $7 per share. Additionally, the Company issued two series of detachable Warrants, designated as Series A Warrants and Series B Warrants. The Series A Warrants are exercisable at a price of $.01 per share and the Series B Warrants are exercisable at $7.50 per share. Both Warrants expire 72 months from issuance. The Company issued Series A Warrants and Series B Warrants representing the right to purchase 798,000 shares and 912,000 shares of Common Stock, respectively. The fair market value of these warrants at the agreement closing date was $6 million, $4,024,000 of which was attributable to the Subordinated Notes. The warrant value applicable to the Subordinated Notes was allocated between the Subordinated Notes and warrants and recorded as a discount to the Subordinated Notes and additional paid in capital. The remaining discount to be amortized at December 31, 1997 is approximately $429,000. The amortization of this discount has been included in interest expense.

                       BAYARD DRILLING TECHNOLOGIES, INC.

     In June 1997, the Company granted options to employees to purchase 59,600 shares of Common Stock at $8 per share. Deferred compensation in the amount of $59,600 was recorded related to these stock options as the exercise price was below the fair market value of the Company's Common Stock at the date of grant. See -- Note "N". In November 1997, the Company granted options to employees and executive officers to purchase 397,000 shares of Common Stock at $23 per share. During 1996 and 1997, the Company issued stock options to three executive officers pursuant to the 1997 Stock Option and Stock Award Plan to purchase 200,000, 50,000 and 50,000 shares of Common Stock, respectively, at an exercise price of $5, $5 and $10 per share, respectively. Except for 10,000 options exercised in April 1998, at an exercise price of $5 per share none of such options has been exercised, and all of such options remain outstanding.

     In October 1997, the Company consummated the Chesapeake Transactions, resulting in the cancellation of the Chesapeake Option, the payment to the Company of $9 million in cash by Chesapeake, the redemption of the $18 million principal amount of Subordinated Notes held by Chesapeake for an aggregate cash payment by the Company of $18.2 million and the issuance of 3,194,000 shares of Common Stock to Chesapeake.

     At the August 19, 1997 Board of Directors meeting, the number of authorized shares of Common Stock was increased from 10,000,000 to 100,000,000 and the number of authorized shares of preferred stock was increased from 2,000,000 to 20,000,000. Additionally, a two-for-one stock split effected as a stock dividend on August 22, 1997 was approved. All stock option data, per share earnings and references to common stock have been restated to give effect to the stock split.

     On July 31, 1997, Energy Spectrum exercised in full its Series A Warrants, at a price of $0.01 per share, for 98,000 shares of Common Stock.

     In April 1998, the Company redeemed in full the $2.52 million principal amount of Subordinated Notes issued to Energy Spectrum together with accrued interest of $47,740. In connection therewith, Energy Spectrum waived its rights to require the Company to redeem the Subordinated Notes at 110% of par value. This redemption coupled with the redemption of $18 million principal amount of Subordinated Notes from Chesapeake at the time of the Initial Public Offering, leaves no Subordinated Notes outstanding.

NOTE K -- COMMITMENTS AND CONTINGENCIES

     The Company has entered into two year employment agreements with three executive officers, which provide for the payment of the remaining term of each agreement upon a change of control. As of September 30, 1998, benefits under such agreements, assuming a change of control, would aggregate approximately $134,580.

     As of September 30, 1998, the Company had construction commitments totaling approximately $500,000 for rigs in various stages of refurbishment.

     A shortage of drill pipe exists in the contract drilling industry in the United States. This shortage has caused the price of drill pipe to increase significantly over the past 30 months and has required orders for new drill pipe to be placed at least one year in advance of expected use. The price increase and the delay in delivery has caused the Company to substantially increase capital expenditures for drill pipe in recent months. In the event the shortage continues, the Company may be unable to obtain the drill pipe required to expand its contract drilling operations. The Company has committed approximately $1.5 million for drill pipe orders at September 30, which is subject to cancellation without penalty 90 days prior to the scheduled delivery date.

NOTE L -- SUBSEQUENT EVENTS

     A purported class action lawsuit is pending against the Company, certain directors and officers of the Company, the managing underwriters of the Initial Public Offering, and certain current and former stockholders of the Company, alleging violations of federal securities laws in connection with the Initial Public

                       BAYARD DRILLING TECHNOLOGIES, INC.

Offering. The lawsuit, Yuan v. Bayard Drilling Technologies, Inc., et al. ("Yuan"), was filed on February 3, 1998 in the United States District Court for the Western District of Oklahoma. The principal plaintiff in Yuan is Tom Yuan. The defendants in this case include the Company, Chesapeake, Energy Spectrum LLC, James E. Brown, David E. Grose, Carl B. Anderson, III, Merrill A. Miller, Jr., Sidney L. Tassin, Lew O. Ward, Mike Mullen, Roy T. Oliver, Donaldson, Lufkin & Jenrette Securities Corporation, Lehman Brothers, Inc., Prudential Securities, Inc., Rauscher Pierce Refsnes, Inc. (a predecessor to Dain Rauscher Incorporated) and Raymond James & Associates, Inc.

     The plaintiffs in this lawsuit purport to sue on their own behalf and on behalf of all persons who purchased shares of Common Stock on or traceable to the Initial Public Offering. In the lawsuit, plaintiffs allege claims against all defendants under the Securities Act. The plaintiffs allege that the registration statement and prospectus for the Initial Public Offering contained materially false and misleading information and omitted to disclose material facts. In particular, the plaintiffs allege that such registration statement and prospectus failed to disclose financial difficulties of Chesapeake, the Company's largest customer, and the effects of such difficulties on Chesapeake's ability to continue to provide the Company with substantial drilling contracts. The petitions further allege that the Company failed to disclose pre-offering negotiations with R.T. Oliver Drilling, Inc., whom the plaintiffs allege was a related party, for the purchase of drilling rigs. In addition, the petitions allege that the Company failed to disclose that its growth strategy required costly refurbishment of older drilling rigs that would dramatically increase the Company's costs, which could not be sustained by internally generated cash flows. Plaintiffs are seeking rescission and damages.

     Two other suits, Khan v. Bayard Drilling Technologies, Inc., et al. ("Khan") and Burkett v. Bayard Drilling Technologies, Inc., et al. ("Burkett"), which were filed in District Court in and for Oklahoma County, State of Oklahoma on January 14, 1998 and February 2, 1998, respectively, and alleged essentially the same claims as Yuan, were dismissed without prejudice in May 1998 on a joint application filed by all parties. The plaintiffs in Khan and Burkett, along with others, have been appointed as lead plaintiffs in the Yuan federal court suit, now styled to include the other lead plaintiffs, as Yuan, et al. A motion to dismiss the claims in this lawsuit has been filed by the Company and the other defendants and is currently pending before the court.

     The Company is also involved in other litigation arising from time to time in the ordinary course of its business, including workers' compensation claims and disputes arising out of its drilling activities. Such disputes include a claim filed against the Company and Marathon Oil Company on November 13, 1998 in the District Court of Washita County in the State of Oklahoma. Eldred L. and Patricia A. Schneberger, the plaintiffs in this lawsuit, seek an order of abatement and actual, consequential and punitive damages for losses allegedly incurred in connection with a drilling project that utilized one of the Company's rigs.

     The Company believes the allegations in the lawsuits referenced above are without merit and is defending vigorously the claims brought against it. The Company is unable, however, to predict the outcome of these lawsuits or the costs to be incurred in connection with their defense and there can be no assurance that this litigation will be resolved in the Company's favor. An adverse result or prolonged litigation could have a material adverse effect on the Company's financial position or results of operations.

     Since the Consolidation Transactions and the Initial Public Offering of 11,040,000 shares of Common Stock, par value $0.01 per share of the Company, which was completed in November 1997, and prior to December 31, 1997, the Company agreed to purchase six additional rigs from R.T. Oliver for approximately $14 million in cash. The Oliver Acquisition was completed on January 9, 1998. The Company expects to refurbish and purchase complementary equipment, including drill pipe, for these rigs at an aggregate cost of approximately $28 million.

                       BAYARD DRILLING TECHNOLOGIES, INC.

NOTE M -- EMPLOYEE BENEFIT PLAN

     The Company has a profit sharing plan for certain eligible employees who have attained the age of 21 and completed at least one year of service. Participants may contribute up to 15% (20% prior to October 1997) of compensation for any plan year. The Company's discretionary contribution is based on the participants' total years of service. The Company has made contributions of approximately $283,000 through September 30, 1998.

NOTE N -- BENEFIT AND COMPENSATION PLAN

     In April 1997, the Board of Directors approved the adoption of an Employee Stock Plan ("the Plan") whereby 1,600,000 shares of Common Stock are authorized for issuance under the Plan to officers and employees. The Plan permits the issuance of qualified or nonqualified stock options, as well as granting of certain other awards, including shares of restricted stock. Options granted become vested at the rate of 20% per year one year after being granted, with the options expiring six years from the original grant date. The exercise price for options granted through December 31, 1997 was based on the Company's estimate of the fair market value on the date of the grant. Through December 31, 1997, 756,600 options and 100,000 shares of restricted stock (denoted below) were issued under the Plan, 40,000 of which were exercisable at December 31, 1997 at a weighted average exercise price of $5.

     Activity pertaining to the Plan is as follows:

                                                                             WEIGHTED
                                                              NUMBER OF      AVERAGE
                                                               SHARES     EXERCISE PRICE
                                                              ---------   --------------
Outstanding at December 10, 1996............................        --            --
  Granted...................................................   200,000        $ 5.00
  Exercised.................................................        --            --
                                                               -------
Outstanding at January 1, 1997..............................   200,000        $ 5.00
  Granted...................................................   656,600        $16.16
  Exercised.................................................        --            --
                                                               -------        ------
  December 31, 1997.........................................   856,600        $13.55
                                                               =======

                                                                WEIGHTED AVERAGE     FAIR MARKET
                          WEIGHTED AVERAGE                       FAIR VALUE OF         VALUE OF         DEFERRED
 EXERCISE     NUMBER OF      REMAINING       WEIGHTED AVERAGE   STOCK OPTIONS ON     COMMON STOCK     COMPENSATION
PRICE RANGE    SHARES     CONTRACTUAL LIFE    EXERCISE PRICE     DATE OF GRANT     AT DATE OF GRANT       COST
-----------   ---------   ----------------   ----------------   ----------------   ----------------   ------------
$ 2.50         100,000(1)         --              $ 2.50             $ 5.00             $ 5.00          $205,000
  5.00         250,000          4.95                5.00               2.09               5.00                --
  8.00          59,600          5.46                8.00               4.18               9.00            53,000
 10.00          50,000          5.54               10.00               3.59               9.00                --
 23.00         397,000          5.84               23.00              10.12              23.00                --

---------------

(1) Unvested restricted stock.

                       BAYARD DRILLING TECHNOLOGIES, INC.

     The Company applies APB Opinion 25 in accounting for the Plan. Had compensation been determined on the basis of fair value pursuant to FASB Statement No. 123, net income and earnings per share would have been reduced as follows:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                               1996         1997
                                                              ------      ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
Net income (loss) (in thousands):
  As reported...............................................   $267        $(2,086)
  Pro forma (net of effective tax of 38%)...................    261         (2,677)
Earnings per share, basic and fully diluted:
  As reported, basic........................................    .05           (.23)
  Pro forma, basic..........................................    .05           (.30)
  As reported, diluted......................................    .05           (.18)
  Pro forma, diluted........................................    .05           (.23)

     The fair value of each option granted is estimated using the Black-Scholes model. This model includes, among others, a variable of stock volatility. As the Company has not established a significant trading history, the volatility used in the model was .40 for options granted through June 30, 1997 and .43 for options granted since July 1, 1997 based on volatility of the stock price of a similar entity that has been publicly traded for several years. Dividend yield was estimated to remain at zero with risk free interest rates ranging between
5.72 and 6.31 percent. As there is no prior experience available to use in estimating an expected life for the options, an average of the time between the vesting and expiration dates of the options was used in determining the expected lives of the options ranging from 3.5 to 5.5 years. Fair value of options granted during 1997 and 1996 under the Plan were $4.6 million and $416,000, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Bayard Drilling Technologies, Inc.

     We have audited the accompanying balance sheets of Trend Drilling Company as of December 31, 1996 and 1995, and the related statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respect, the financial position of Trend Drilling Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND, L.L.P.

Oklahoma City, Oklahoma
April 28, 1997

                             TREND DRILLING COMPANY

                                 BALANCE SHEETS

                                     ASSETS

                                                             AS OF DECEMBER 31,        AS OF
                                                           -----------------------   APRIL 30,
                                                              1995         1996         1997
                                                           ----------   ----------   ----------
CURRENT ASSETS:
  Cash and cash equivalents..............................  $  448,857   $  570,873   $  149,352
  Accounts receivable....................................   2,398,231    3,474,043    2,544,526
  Other current assets...................................      34,899       40,661       40,661
  Deferred tax asset.....................................     175,593           --           --
                                                           ----------   ----------   ----------
          Total current assets...........................   3,057,580    4,085,577    2,734,539
  Property, plant and equipment, net.....................   4,781,019    4,176,964    4,133,639
  Goodwill, net of accumulated amortization of $60,000,
     $84,000 and $92,000, respectively...................      60,000       36,000       28,000
  Deferred tax asset.....................................     186,688      379,850      379,850
                                                           ----------   ----------   ----------
          Total assets...................................  $8,085,287   $8,678,391   $7,276,028
                                                           ==========   ==========   ==========

                             LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable.......................................  $2,358,575   $1,424,415   $  583,405
  Accrued liabilities....................................     626,883    1,049,338      280,049
  Income taxes payable...................................          --      986,834    1,157,103
  Current portion of long-term debt......................   1,457,976      415,445      232,394
  Deferred tax liability.................................          --       11,939       11,939
                                                           ----------   ----------   ----------
          Total current liabilities......................   4,443,434    3,887,971    2,264,890
                                                           ----------   ----------   ----------
Long-term debt...........................................   1,755,437    1,339,992    1,339,992
                                                           ----------   ----------   ----------
Commitments and contingencies
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 25,000 shares authorized;
     500 shares issued and outstanding...................         500          500          500
  Additional paid-in capital.............................   2,483,880    2,483,880    2,483,880
  Retained earnings (accumulated deficit)................    (597,964)     966,048    1,186,766
                                                           ----------   ----------   ----------
          Stockholders' equity...........................   1,886,416    3,450,428    3,671,146
                                                           ----------   ----------   ----------
          Total liabilities and stockholders' equity.....  $8,085,287   $8,678,391   $7,276,028
                                                           ==========   ==========   ==========

    The accompanying notes are an integral part of the financial statements.

                             TREND DRILLING COMPANY

                            STATEMENTS OF OPERATIONS

                                              FOR THE YEARS ENDED DECEMBER 31,        FOUR MONTHS
                                           ---------------------------------------       ENDED
                                              1994          1995          1996       APRIL 30, 1997
                                           -----------   -----------   -----------   --------------
                                                                                      (UNAUDITED)
REVENUES:
  Drilling contracts.....................  $12,563,991   $12,283,649   $15,692,056     $6,389,703
                                           -----------   -----------   -----------     ----------
OPERATING EXPENSES:
  Drilling...............................   10,070,842     9,218,081    11,752,135      4,844,669
  General and administrative.............    1,415,842     1,878,347     1,647,330        514,937
  Depreciation and amortization..........    1,077,292     1,344,835     1,602,832        627,350
                                           -----------   -----------   -----------     ----------
          Total operating expenses.......   12,563,976    12,441,263    15,002,297      5,986,956
                                           -----------   -----------   -----------     ----------
Operating income (loss)..................           15      (157,614)      689,759        402,747
                                           -----------   -----------   -----------     ----------
OTHER INCOME (EXPENSE):
  Interest expense.......................     (183,768)     (280,741)     (261,331)       (46,750)
  Interest income........................        5,880        17,380         8,035             --
  Other..................................      140,021        43,673        53,523             --
  Gain on disposition of equipment.......       71,366        42,573     2,055,230             --
                                           -----------   -----------   -----------     ----------
          Total other income (expense)...       33,499      (177,115)    1,855,457        (46,750)
                                           -----------   -----------   -----------     ----------
Income (loss) before income taxes........       33,514      (334,729)    2,545,216        355,997
Income tax benefit (expense).............      (17,177)      112,906      (981,204)      (135,279)
                                           -----------   -----------   -----------     ----------
Net Income (loss)........................  $    16,337   $  (221,823)  $ 1,564,012     $  220,718
                                           ===========   ===========   ===========     ==========

    The accompanying notes are an integral part of the financial statements.

                             TREND DRILLING COMPANY

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                         RETAINED
                                                          CAPITAL IN     EARNINGS
                                                 COMMON   EXCESS OF    (ACCUMULATED
                                                 STOCK    PAR VALUE      DEFICIT)       TOTAL
                                                 ------   ----------   ------------   ----------
Balance, December 31, 1993.....................   $500    $2,483,880    $ (392,478)   $2,091,902
  Net income...................................     --            --        16,337        16,337
                                                  ----    ----------    ----------    ----------
Balance, December 31, 1994.....................    500     2,483,880      (376,141)    2,108,239
  Net loss.....................................     --            --      (221,823)     (221,823)
                                                  ----    ----------    ----------    ----------
Balance, December 31, 1995.....................    500     2,483,880      (597,964)    1,886,416
  Net income...................................     --            --     1,564,012     1,564,012
                                                  ----    ----------    ----------    ----------
Balance, December 31, 1996.....................   $500    $2,483,880    $  966,048    $3,450,428
                                                  ====    ==========    ==========    ==========

    The accompanying notes are an integral part of the financial statements.

                             TREND DRILLING COMPANY

                            STATEMENTS OF CASH FLOWS

                                                   FOR THE YEARS ENDED DECEMBER 31,       FOUR MONTHS
                                                --------------------------------------       ENDED
                                                   1994          1995          1996      APRIL 30, 1997
                                                -----------   -----------   ----------   --------------
                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...........................  $    16,337   $  (221,823)  $1,564,012    $   220,718
  Adjustments to reconcile net income (loss)
     to net cash provided by operating
     activities:
     Depreciation and amortization............    1,077,292     1,344,836    1,602,832        627,350
     Gain on disposition of property, plant
       and equipment..........................      (71,366)      (42,573)  (2,055,230)            --
     Deferred tax expense (benefit)...........       17,177      (112,906)      (5,630)            --
     Change in assets and liabilities:
       Accounts receivable....................   (1,436,642)     (120,759)  (1,075,812)       929,517
       Prepaid expenses.......................        2,867       (19,349)      (5,762)            --
       Accounts payable and accrued
          liabilities.........................      903,866       929,719     (511,705)    (1,610,299)
       Income taxes payable...................           --            --      986,834        170,269
       Deferred revenue.......................     (172,250)           --           --             --
                                                -----------   -----------   ----------    -----------
          Net cash provided by operating
            activities........................      337,281     1,757,145      499,539        337,555
                                                -----------   -----------   ----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from the sale of equipment.........      264,219        42,573    2,872,647             --
  Capital expenditures........................   (3,645,969)   (1,552,257)  (1,792,194)      (576,027)
                                                -----------   -----------   ----------    -----------
          Net cash provided by (used in)
            investing activities..............   (3,381,750)   (1,509,684)   1,080,453       (576,027)
                                                -----------   -----------   ----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of debt..............    3,000,000       850,000      775,000             --
  Principal payments under debt obligations...     (299,809)     (658,104)  (2,232,976)      (183,049)
                                                -----------   -----------   ----------    -----------
          Net cash provided by (used in)
            financing activities..............    2,700,191       191,896   (1,457,976)      (183,049)
                                                -----------   -----------   ----------    -----------
Net increase (decrease) in cash and cash
  equivalents.................................     (344,278)      439,357      122,016       (421,521)
Cash and cash equivalents, beginning of
  period......................................      353,778         9,500      448,857        570,873
                                                -----------   -----------   ----------    -----------
Cash and cash equivalents, end of period......  $     9,500   $   448,857   $  570,873    $   149,352
                                                ===========   ===========   ==========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the period for:
     Interest.................................  $   136,857   $   232,553   $  254,110    $    46,750
                                                ===========   ===========   ==========    ===========
     Income taxes.............................  $        --   $        --   $       --    $   275,000
                                                ===========   ===========   ==========    ===========

    The accompanying notes are an integral part of the financial statements.

                             TREND DRILLING COMPANY

                       NOTES TO THE FINANCIAL STATEMENTS
   INFORMATION RELATING TO THE FOUR MONTHS ENDED APRIL 30, 1997 IS UNAUDITED

(A) NATURE OF OPERATIONS

     Trend Drilling Company (the "Company"), an Oklahoma corporation, began operations in 1981. The Company provides contract drilling services in the Mid-Continent region of the United States. The Company's customers are primarily independent oil and gas companies.

     On February 13, 1997, the owner of the Company and sole stockholder, entered into a stock purchase agreement (the "Agreement"), with Bayard Drilling Technologies, Inc. ("Bayard") for the sale of the Company (the "Bayard Acquisition"). The executed agreement states a purchase price of $18 million plus shares of Bayard stock, adjusted for changes in working capital as of the closing date compared to December 31, 1996.

(B) SUMMARY OF SIGNIFICANT ACCOUNT POLICIES

REVENUE RECOGNITION

     The Company recognizes revenue and expenses on dayrate contracts as the drilling progresses (percentage-of-completion method). For footage and turnkey contracts, the Company recognizes the revenue and expenses upon completion of the well (completed-contract method).

     Revenue earned of $279,390, but not billed, is included in accounts receivable at December 31, 1996.

CASH AND CASH EQUIVALENTS

     For purposes of the balance sheet, the Company considers cash equivalents to be all instruments that had a remaining maturity of three months or less at the date of purchase.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost. Depreciation of property, plant and equipment is determined primarily on the straight-line method over the estimated useful lives of the assets at the following rates:

                                                              YEARS
                                                              -----
Buildings...................................................  15-39
Drilling rigs and related equipment.........................   5-14
Vehicles....................................................      5
Furniture and office equipment..............................   5-10

     Upon retirement or disposal, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in operations. Repairs and maintenance, which extend the useful life of property, plant and equipment, are capitalized.

GOODWILL

     The excess of the purchase price over the fair value of assets acquired is amortized on the straight-line method over five years. Amortization expense was $24,000 for the years-ended December 31, 1996, 1995 and 1994.

                             TREND DRILLING COMPANY

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Accordingly, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using the enacted tax rate in effect in the years in which the differences are expected to reverse. Deferred tax expense represents the change in the deferred tax liability balance.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade receivables with oil and natural gas companies. For the years ended December 31, 1996 and 1995 over ninety-five percent of the Company's trade receivables were from ten or less customers. These customers also represented 63%, 51% and 54% of total revenues for 1996, 1995 and 1994, respectively.

     At December 31, 1996 and 1995, the Company had deposits in domestic banks in excess of federally insured limits of approximately $467,000 and $348,000, respectively.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS AND DISCLOSURES

     In the opinion of management, the unaudited interim financial statements for the period ended April 30, 1997 and unaudited interim financial statement disclosures subsequent to December 31, 1996 include all adjustments, consisting of normal recurring accruals, necessary to present fairly the Company's results of operations for the four months ended April 30, 1997.

(C) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following at December 31,

                                                                1995          1996
                                                             -----------   -----------
Building...................................................  $   295,946   $   295,946
Drilling rigs and related equipment........................   12,323,939    12,887,107
Vehicles...................................................      233,018       227,018
Furniture and office equipment.............................      153,984       141,131
Leasehold costs............................................           --         9,290
                                                             -----------   -----------
                                                              13,006,887    13,560,492
Less accumulated depreciation..............................    8,225,868     9,383,528
                                                             -----------   -----------
                                                             $ 4,781,019   $ 4,176,964
                                                             ===========   ===========

                             TREND DRILLING COMPANY

(D) LONG-TERM DEBT

     Long-term debt consisted of the following at December 31,

                                                                 1995         1996
                                                              ----------   ----------
Notes payable to banks......................................  $3,213,413   $1,755,437
Less current portion........................................   1,457,976      415,445
                                                              ----------   ----------
          Total long-term debt..............................  $1,755,437   $1,339,922
                                                              ==========   ==========

     On March 26, 1996, the Company entered into a term loan (the "Note") of $3,098,058, which consolidated all of the Company's bank borrowings into one term loan. At December 31, 1996, long-term debt consisted of borrowings under this note of $1,755,437 which bears an interest rate at the prime rate, adjusted quarterly (8.25% at December 31, 1996). The Note contains a subjective acceleration clause which allows the lender to demand payment of the Note when the lender, at its sole discretion, determines that the Note is impaired. However, the Note has been classified based on the scheduled maturities in the accompanying balance sheet as management does not believe such impairment has occurred. The Note requires the maintenance of financial reporting requirements and annual personal financial statements from the owner of the Company.

     The Note requires monthly payments of principal and interest in amounts sufficient to repay borrowings at maturity on March 26, 2001. The Note is collateralized by Accounts Receivable and Property, Plant and Equipment and is personally guaranteed by the owner of the Company.

     At December 31, 1995, long-term debt consisted of borrowings under four bank notes with an aggregate amount of $3,213,413 which bore interest at a rate of 1% over prime (which was 8.75% on December 31, 1995).

     At December 31, 1996, the aggregate scheduled yearly maturities on long-term obligations are as follows:

YEAR ENDING DECEMBER 31,
------------------------
1997........................................................  $  415,445
1998........................................................     373,762
1999........................................................     406,799
2000........................................................     442,757
2001........................................................     116,674
                                                              ----------
                                                              $1,755,437
                                                              ==========

(E) INCOME TAXES

     Income tax expense (benefit) for the years ended December 31, 1994, 1995 and 1996 is summarized as follows:

                                                        1994       1995        1996
                                                       -------   ---------   --------
Current:
  Federal............................................  $    --   $      --   $882,957
  State..............................................       --          --    103,877
Deferred:
  Federal............................................   15,369    (101,021)    (5,037)
  State..............................................    1,808     (11,885)      (593)
                                                       -------   ---------   --------
                                                       $17,177   $(112,906)  $981,204
                                                       =======   =========   ========

                             TREND DRILLING COMPANY

     Total income tax expense (benefit) differs from the amount computed by multiplying income (loss) before income taxes by the U.S. federal income tax statutory rate. The reasons for this difference are as follows:

                                                        1994       1995        1996
                                                       -------   ---------   --------
Computed expected tax expense (benefit)..............  $11,394   $(113,807)  $865,373
State income taxes...................................    1,340     (13,389)   101,808
Non-deductible business meals and entertainment
  expense............................................    4,443      14,290     14,023
                                                       -------   ---------   --------
                                                       $17,177   $(112,906)  $981,204
                                                       =======   =========   ========

     The components of the deferred tax assets and (liabilities) consisted of the following at December 31:

                                                                1995       1996
                                                              --------   --------
Deferred tax assets:
  Net operating loss and tax credit carry-forwards..........  $ 38,549   $     --
  Excess of book basis over tax basis of current
     liabilities............................................   112,054         --
  Excess of tax basis over book basis of current assets.....    24,990         --
  Depreciation of property, plant and equipment.............   190,488    383,650
Deferred tax liabilities:
  Excess of tax basis over book basis of current
     liabilities............................................        --    (11,939)
  Amortization of goodwill..................................    (3,800)    (3,800)
                                                              --------   --------
Net deferred tax asset......................................  $362,281   $367,911
                                                              ========   ========

(F) RELATED PARTIES

     The Company has several affiliates in the oil and gas industry with which the Company does business throughout the year. The type of transactions with these related parties varies from the Company drilling wells for affiliates to affiliates moving rigs from one well site to another, as well as receiving certain administrative support for which the Company was not billed (i.e., computer support).

     As of December 31, 1996 and 1995, the Company had trade receivables with related parties in the amount of $375,016 and $32,633, respectively, and trade payables with related parties of $168,169 and $505,426, respectively.

     For the period ended December 31, 1996, 1995 and 1994 the Company had revenues of $462,535, $917,743 and $1,422,658, respectively and expenses of $2,121,975, $2,003,356 and $1,660,169, respectively, with related parties.

     The Company leases office space from an affiliate. For the years ended December 31, 1996, 1995 and 1994, the Company paid rent of approximately $10,000.

     The Company has an agreement for 1997 to continue renting this office space for approximately $1,000 per month.

                             TREND DRILLING COMPANY

(G) EMPLOYEE BENEFIT PLAN

     The Company has a profit sharing plan ("the Plan") for certain eligible employees who have attained the age of 21 and completed at least six months of service. Participants may contribute up to 15% of compensation for any Plan year. The Company's discretionary contribution is allocated to each participant's account in the proportion which that participant's compensation bears to the total compensation of all eligible participants. The Company made contributions of approximately $130,000, $35,000 and $20,000 to the Plan in 1996, 1995 and 1994, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Bayard Drilling Technologies, Inc.

     We have audited the accompanying balance sheet of Ward Drilling Company, Inc. as of December 31, 1996, and the related statement of operations and retained earnings, and cash flows for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ward Drilling Company as of December 31, 1996, and the results of its operations and its cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND, L.L.P.

Oklahoma City, Oklahoma
August 22, 1997
Bon

                          WARD DRILLING COMPANY, INC.

                                 BALANCE SHEET

                                     ASSETS

                                                              DECEMBER 31,     MAY 31,
                                                                  1996          1997
                                                              ------------   -----------
CURRENT ASSETS:
  Cash......................................................  $     7,038    $        --
  Accounts receivable.......................................    1,733,647      1,287,069
  Prepaids and other assets.................................      781,470        520,204
                                                              -----------    -----------
          Total current assets..............................    2,522,155      1,807,273
                                                              -----------    -----------
EQUIPMENT:
  Drilling equipment........................................   14,701,019     14,843,582
  Other equipment...........................................      444,606        448,918
  Other.....................................................      373,263        376,882
                                                              -----------    -----------
                                                               15,518,888     15,669,382
  Less accumulated depreciation.............................    8,569,372      8,509,445
                                                              -----------    -----------
     Net equipment..........................................    6,949,516      7,159,937
                                                              -----------    -----------
          Total assets......................................  $ 9,471,671    $ 8,967,210
                                                              ===========    ===========

                          LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Book overdraft............................................  $   118,765    $     5,295
  Accounts payable..........................................    1,246,022        383,329
  Accrued expenses..........................................      590,161        474,582
  Advances from affiliate and stockholder...................    3,265,480      3,899,629
                                                              -----------    -----------
          Total current liabilities.........................    5,220,428      4,762,835
                                                              -----------    -----------
Note payable to bank........................................      500,000             --
                                                              -----------    -----------
Commitments and contingencies
STOCKHOLDER'S EQUITY:
  Common stock of $1 par value. Authorized 25,000 shares;
     issued and outstanding 1,000 shares....................        1,000          1,000
  Additional paid-in capital................................       99,014         99,014
  Retained earnings.........................................    3,651,229      4,104,361
                                                              -----------    -----------
          Total stockholder's equity........................    3,751,243      4,204,375
                                                              -----------    -----------
            Total liabilities and stockholder's equity......  $ 9,471,671    $ 8,967,210
                                                              ===========    ===========

                See accompanying notes to financial statements.

                          WARD DRILLING COMPANY, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                              DECEMBER 31,   FIVE MONTHS ENDED
                                                                  1996         MAY 31, 1997
                                                              ------------   -----------------
                                                                                (UNAUDITED)
DRILLING REVENUES...........................................  $11,384,944       $4,956,971
                                                              -----------       ----------
OPERATING EXPENSES:
  Drilling..................................................    9,890,597        3,914,240
  Depreciation..............................................      966,328          413,249
  General and administrative................................      484,748          196,747
                                                              -----------       ----------
          Total operating expenses..........................   11,341,673        4,524,236
                                                              -----------       ----------
          Operating income..................................       43,271          432,735
                                                              -----------       ----------
OTHER INCOME (EXPENSE):
  Interest income...........................................       34,536           16,810
  Interest expense..........................................      (72,056)         (27,224)
  Gain on sale of assets....................................        7,895               --
  Miscellaneous income......................................       66,678           30,810
                                                              -----------       ----------
          Total other income................................       37,053           20,396
                                                              -----------       ----------
          Net income (loss).................................  $    80,324       $  453,131
                                                              ===========       ==========
Retained earnings at beginning of year......................  $ 3,570,905
                                                              ===========
Retained earnings at end of year............................  $ 3,651,229
                                                              ===========

                See accompanying notes to financial statements.

                          WARD DRILLING COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                              DECEMBER 31,   FIVE MONTHS ENDED
                                                                  1996         MAY 31, 1997
                                                              ------------   -----------------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $    80,324        $ 453,131
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation...........................................      966,328          413,249
     Gain on sale of assets.................................       (7,895)              --
     Change in assets and liabilities:
       (Increase) decrease in accounts receivable...........     (485,735)         446,578
       (Increase) decrease in prepaids and other assets.....     (330,577)         261,266
       Decrease in cost incurred or contracts in progress...      463,588               --
       Decrease in accounts payable.........................      (75,797)        (862,693)
       Increase (decrease) in accrued expenses..............      250,400         (115,579)
                                                              -----------        ---------
     Net cash provided by operating activities..............      860,636          595,952
                                                              -----------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment, including major
     repairs and betterments................................   (1,564,162)        (623,669)
  Proceeds from sale of assets..............................       21,034               --
                                                              -----------        ---------
     Net cash used in investing activities..................   (1,543,128)        (623,669)
                                                              -----------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds on revolving line of credit......................       50,000
  Payments on revolving line of credit......................           --         (500,000)
  Advances from affiliate and stockholder...................    1,301,282          634,149
  Payments to affiliates....................................     (616,136)              --
  Decrease in book overdraft................................      (52,671)        (113,470)
                                                              -----------        ---------
     Net cash provided by financing activities..............      682,475           20,679
                                                              -----------        ---------
Net decrease in cash........................................          (17)          (7,038)
Cash at beginning of year...................................        7,055            7,038
                                                              -----------        ---------
Cash at end of year.........................................  $     7,038        $      --
                                                              ===========        =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $    57,244        $  20,000
                                                              ===========        =========

                See accompanying notes to financial statements.

                          WARD DRILLING COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
    INFORMATION RELATING TO THE FIVE MONTHS ENDED MAY 31, 1997 IS UNAUDITED

(A) NATURE OF OPERATIONS

     Ward Drilling Company (the "Company"), an Oklahoma corporation, began operations in 1981. The Company provides contract drilling services in the Mid-Continent region of the United States for independent oil and gas companies.

     In May 1997, the Company's parent, L.O. Ward Revocable Trust transferred all the fixed assets of the Company into WD Equipment L.L.C. in anticipation of the sale of these assets to Bayard Drilling Technologies, Inc. ("Bayard"), which was consummated on May 31, 1997 (the "Bayard Acquisition"). The Company and Bayard agreed to a purchase price of approximately $8 million plus 400,000 shares of Bayard stock plus warrants to purchase up to 200,000 shares of Bayard stock in exchange for the purchase of WD Equipment L.L.C.

(B) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     The Company recognizes revenue and expenses on dayrate contracts as the drilling progresses (percentage-of-completion method). For turnkey and footage contracts, the Company recognizes the revenue and expenses upon completion of the well (completed-contract method).

CASH AND CASH EQUIVALENTS

     The Company considers cash equivalents to be all instruments that had a remaining maturity of three months or less at the date of purchase.

EQUIPMENT

     Equipment is recorded at cost. Depreciation on drilling equipment is determined using the units-of-production method based upon management's estimates of remaining drilling days by rig. Depreciation on all other equipment is determined using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Upon retirement or disposal, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

     The costs of major repairs and overhauls which extend the useful life of drilling equipment are capitalized by charges to the allowance for accumulated depreciation. Other additions and improvements are charged to the applicable equipment account.

INCOME TAXES

     The Company is an electing S corporation for federal and state income tax purposes. The Company's taxable income or loss will be included in its stockholder's income tax return. Accordingly, no provision for income taxes has been included in these financial statements.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade receivables with oil and natural gas companies. At December 31, 1996 over ninety-eight percent of the Company's trade receivables were from four customers. For the year ended December 31, 1996 the ten largest customers account for over 96% of total revenues.

     At December 31, 1996 the Company had deposits in domestic banks in excess of federally insured limits of approximately $156,000.

                          WARD DRILLING COMPANY, INC.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

(C) NOTE PAYABLE TO BANK

     The Company has available a line of credit with a bank for $500,000 which expires in March 1998. The line of credit is collateralized by inventory, accounts receivable, and other miscellaneous assets. Interest is at the bank's base rate plus one percent (9.25% and 9.5% at December 31, 1996 and 1995, respectively.) Upon consummation of the sale of the Company on May 31, 1997, this line of credit was extinguished.

(D) RELATED PARTIES

     The Company conducts drilling activities for companies owned or controlled by L.O. Ward, one of the trustees of the L.O. Ward Revocable Trust (the Related Parties); however no drilling activities were conducted for the Related Parties in 1996.

     General and administrative expense in the accompanying statement of operations is net of management fee income received from one of the Related Parties aggregating $10,320 in 1996.

     The Company allocates office space and administrative expenses directly to Related Parties. Amounts allocated under this arrangement aggregated approximately $25,000 for 1996.

     The Company paid approximately $75,000 in 1996 to one of the Related Parties for services which includes finding drilling contracts for the Company and certain other administrative services. Certain expenses incurred by the Related Parties and attributable to the Company's operations are not billed to the Company.

     Accounts receivable at December 31, 1996 included $8,446 of receivables from affiliated entities. Accounts payable at December 31, 1996 included $241,233 owed to affiliated entities.

(E) EMPLOYMENT AGREEMENTS

     The Company has issued stock appreciation rights to certain employees which may entitle them to receive bonuses. These bonuses are based on net income and the ratio of stock appreciation rights owned by the employees to total outstanding shares of common stock at year end. Ninety-nine stock appreciation rights were outstanding at December 31, 1996. A bonus payment of approximately $37,500 was payable to employees at December 31, 1996.

(F) SAVINGS PLAN

     The Company participates in a salary deferral retirement plan which is available to substantially all employees. Participants in the plan may make contributions to the plan, with the Company matching up to 25% of the employee's basic contribution. The basic contribution cannot exceed 5% of the employee's base salary. Total contributions by the Company were approximately $10,000 in 1996.

(G) CONTINGENCIES

     The Company maintains a self insurance plan for workers' compensation and is liable for claims up to $400,000 per-occurrence. The Company is involved in legal actions arising out of workers' compensation claims. In the opinion of management, the ultimate disposition of these matters will not have a material

                          WARD DRILLING COMPANY, INC.

adverse effect on the Company's financial position. Total expense for workers' compensation was approximately $335,000 in 1996, and accrued liabilities included a reserve for unpaid and incurred but not reported claims of $310,000 at December 31, 1996.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Bonray Drilling Corporation

     We have audited the accompanying balance sheets of Bonray Drilling Corporation as of December 31, 1996 and June 30, 1996, and the related statements of operations and accumulated deficit and cash flows for the six-month period ended December 31, 1996 and the years ended June 30, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bonray Drilling Corporation at December 31, 1996 and June 30, 1996, and the results of its operations and its cash flows for the six-month period ended December 31, 1996 and the years ended June 30, 1996 and 1995, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Oklahoma City, Oklahoma
April 17, 1997

THE ACQUISITION OF BONRAY DRILLING CORPORATION BY DLB WAS ACCOUNTED FOR USING THE PURCHASE METHOD OF ACCOUNTING. ACCORDINGLY, THE PURCHASE PRICE WAS "PUSHED-DOWN" AND RECORDED IN THE ACCOMPANYING FINANCIAL STATEMENTS WHICH AFFECTS THE COMPARABILITY OF THE SEPTEMBER 30, 1997 FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS.

                          BONRAY DRILLING CORPORATION
                                 BALANCE SHEETS

                                     ASSETS

                                                              JUNE 30,    DECEMBER 31,    SEPTEMBER 30,
                                                                1996          1996            1997
                                                              --------    ------------    -------------
                                                                                           (UNAUDITED)
                                                                       (DOLLARS IN THOUSANDS)
Current assets:
  Cash and cash equivalents.................................  $   187       $    58          $   667
  Temporary Investments.....................................       --            --              150
  Accounts receivable (Note 5)..............................    2,172         2,100            4,131
  Accounts receivable -- parent.............................       --            --              (55)
  Drilling contracts in progress............................       20            --              115
  Prepaid expenses..........................................       89           166              184
                                                              -------       -------          -------
         Total current assets...............................    2,468         2,324            5,302
Properties and equipment:
  Drilling equipment (Notes 1 and 3)........................   20,411        20,927           19,400
  Land......................................................      110           110              110
  Buildings.................................................      356           356               73
  Other equipment...........................................    1,145         1,006              546
                                                              -------       -------          -------
                                                               22,022        22,399           20,129
  Less accumulated depreciation (Note 1)....................   14,179        14,210            1,519
                                                              -------       -------          -------
Net properties and equipment................................    7,843         8,189           18,610
                                                              -------       -------          -------
Note receivable -- parent (Note 3)..........................       --            --           21,820
                                                              -------       -------          -------
Loan origination fees.......................................       --            --              545
                                                              -------       -------          -------
         Total assets.......................................  $10,311       $10,513          $46,277
                                                              =======       =======          =======
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   689       $   871          $ 1,529
  Notes payable (Note 3):
    Short-term line of credit...............................      555            --               --
    Other...................................................      189           343               --
  Accrued liabilities:
    Salaries and wages......................................      246           268              271
    Payroll and other taxes.................................       57            17               62
    Workers' compensation insurance (Note 4)................      446           768              879
    Income taxes payable....................................       --             4               19
    Other...................................................      120           120               34
                                                              -------       -------          -------
         Total current liabilities..........................    2,302         2,391            2,794
Obligations due after one year:
  Note payable (Note 3).....................................       --            --           23,000
  Workers' compensation insurance (Note 4)..................       75            75               70
  Other.....................................................       28            14               --
  Deferred income taxes.....................................       --            --            2,030
Stockholders' equity:
  Common stock, $1.00 par value; 800,000 shares authorized;
    432,740 shares issued at December 31, 1996 and June 30,
    1996; 423,540 shares issued at September 30, 1997.......      433           433              424
  Capital in excess of par value............................   12,497        12,497           17,146
  Retained earnings (accumulated deficit) (Note 1)..........   (4,932)       (4,805)             813
                                                              -------       -------          -------
                                                                7,998         8,125           18,383
  Less 9,200 shares of treasury stock, at cost..............       92            92               --
                                                              -------       -------          -------
         Total stockholders' equity.........................    7,906         8,033           18,383
                                                              -------       -------          -------
         Total liabilities and stockholders' equity.........  $10,311       $10,513          $46,277
                                                              =======       =======          =======

                            See accompanying notes.

THE ACQUISITION OF BONRAY DRILLING CORPORATION BY DLB WAS ACCOUNTED FOR USING THE PURCHASE METHOD OF ACCOUNTING. ACCORDINGLY, THE PURCHASE PRICE WAS "PUSHED-DOWN" AND RECORDED IN THE ACCOMPANYING FINANCIAL STATEMENTS WHICH AFFECTS THE COMPARABILITY OF THE SEPTEMBER 30, 1997 FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS.

                          BONRAY DRILLING CORPORATION

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                        YEAR ENDED         SIX-MONTH      NINE-MONTH
                                                    -------------------   PERIOD ENDED   PERIOD ENDED
                                                    JUNE 30,   JUNE 30,   DECEMBER 31,   SEPTEMBER 30,
                                                      1995       1996         1996           1997
                                                    --------   --------   ------------   -------------
                                                                  (DOLLARS IN THOUSANDS,  (UNAUDITED)
                                                                EXCEPT PER SHARE AMOUNTS)
Revenues:
  Contract drilling operations (Note 5)...........  $  8,486   $ 10,257     $  6,004       $ 14,279
  Gain (loss) on sales of assets..................     1,029        (66)          27            (57)
  Interest and other income.......................       172         89           27            456
                                                    --------   --------     --------       --------
          Total revenues..........................     9,687     10,280        6,058         14,678
Costs and expenses (Note 4):
  Contract drilling operations....................     6,865      8,189        4,836         10,240
  General and administrative......................       752        864          473            860
  Interest and other expense......................        39         85           43            548
  Depreciation....................................     1,130      1,284          569          1,707
                                                    --------   --------     --------       --------
                                                       8,786     10,422        5,921         13,355
                                                    --------   --------     --------       --------
Income (loss) before provision for income taxes...       901       (142)         137          1,323
Provision for income taxes (Note 2)...............        35         --           10            563
                                                    --------   --------     --------       --------
Net income (loss).................................       866       (142)         127            760
Accumulated deficit at beginning of period........    (5,656)    (4,790)      (4,932)        (4,805)
Elimination of accumulated deficit from purchase
  adjustment (Note 1).............................        --         --           --          4,858
                                                    --------   --------     --------       --------
Retained earnings (accumulated deficit) at end of
  period..........................................  $ (4,790)  $ (4,932)    $ (4,805)      $    813
                                                    ========   ========     ========       ========
Net income (loss) per share.......................  $   2.05   $  (0.34)    $   0.30       $   1.79
                                                    ========   ========     ========       ========
Weighted average shares outstanding...............   423,540    423,540      423,540        423,540
                                                    ========   ========     ========       ========

                            See accompanying notes.

THE ACQUISITION OF BONRAY DRILLING CORPORATION BY DLB WAS ACCOUNTED FOR USING THE PURCHASE METHOD OF ACCOUNTING. ACCORDINGLY, THE PURCHASE PRICE WAS "PUSHED-DOWN" AND RECORDED IN THE ACCOMPANYING FINANCIAL STATEMENTS WHICH AFFECTS THE COMPARABILITY OF THE SEPTEMBER 30, 1997 FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS.

                          BONRAY DRILLING CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                         YEAR ENDED         SIX-MONTH      NINE-MONTH
                                                     -------------------   PERIOD ENDED   PERIOD ENDED
                                                     JUNE 30,   JUNE 30,   DECEMBER 31,   SEPTEMBER 30,
                                                       1995       1996         1996           1997
                                                     --------   --------   ------------   -------------
                                                                (DOLLARS IN THOUSANDS)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Cash received from customers.......................  $ 10,910   $10,628      $ 6,457        $ 13,123
Cash paid to suppliers and employees...............   (10,178)   (9,662)      (5,325)        (12,233)
Interest received..................................        36         5           --             408
Interest paid......................................       (27)      (66)         (27)           (436)
Income taxes paid..................................       (30)       (5)          (6)             --
Other cash receipts................................       152        85           61              35
                                                     --------   -------      -------        --------
Net cash provided by operating activities..........       863       985        1,160             897
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of assets......................     1,659        27           43              --
Capital expenditures...............................    (2,120)     (987)        (931)         (6,051)
                                                     --------   -------      -------        --------
Net cash used by investing activities..............      (461)     (960)        (888)         (6,051)
CASH FLOWS FROM FINANCING ACTIVITIES
Contributed capital................................        --        --           --           4,582
Borrowings on notes payable........................        --        --          395          23,000
Note receivable -- parent..........................        --        --           --         (21,820)
Short term investment..............................        --        --           --            (150)
Payments on notes payable..........................       (86)     (553)        (241)           (171)
Net increase (decrease) in borrowings on short-term
  line of credit...................................      (165)      555         (555)            322
                                                     --------   -------      -------        --------
Net cash provided (used) by financing activities...      (251)        2         (401)          5,763
                                                     --------   -------      -------        --------
Net increase (decrease) in cash and cash
  equivalents......................................       151        27         (129)            609
Cash and cash equivalents at beginning of period...         9       160          187              58
                                                     --------   -------      -------        --------
Cash and cash equivalents at end of period.........  $    160   $   187      $    58        $    667
                                                     ========   =======      =======        ========
RECONCILIATION OF NET INCOME (LOSS) TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES
Net income (loss)..................................  $    866   $  (142)     $   127        $    760
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation.....................................     1,130     1,284          569           1,707
  (Gain) loss on sales of assets...................    (1,029)       66          (27)            (57)
  Deferred income taxes............................        --        --           --             563
  Change in assets and liabilities:
     Decrease (increase) in current assets:
       Accounts receivable.........................      (434)      (33)          72          (2,086)
       Drilling contracts in progress..............        13         1           20            (115)
       Prepaid expenses............................         9         5          (77)            (18)
       Loan origination fees.......................        --        --           --            (545)
     Increase (decrease) in current liabilities:
       Accounts payable............................        68      (276)         182             658
       Accrued liabilities.........................       (48)      479          308              49
       Accrued workers' compensation insurance and
          other due after one year.................       288      (399)         (14)            (19)
                                                     --------   -------      -------        --------
          Total adjustments........................        (3)    1,127        1,033             137
                                                     --------   -------      -------        --------
          Net cash provided by operating
            activities.............................  $    863   $   985      $ 1,160        $    897
                                                     ========   =======      =======        ========

DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITY

     During the year ended June 30, 1995, the Company acquired property, plant and equipment by issuing a note payable of $828,050.

                            See accompanying notes.

THE ACQUISITION OF BONRAY DRILLING CORPORATION BY DLB WAS ACCOUNTED FOR USING THE PURCHASE METHOD OF ACCOUNTING. ACCORDINGLY, THE PURCHASE PRICE WAS "PUSHED-DOWN" AND RECORDED IN THE ACCOMPANYING FINANCIAL STATEMENTS WHICH AFFECTS THE COMPARABILITY OF THE SEPTEMBER 30, 1997 FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS.

                          BONRAY DRILLING CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
     NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1997 AND SIX-MONTH PERIOD ENDED
            DECEMBER 31, 1996 AND YEARS ENDED JUNE 30, 1996 AND 1995

              INFORMATION RELATING TO THE NINE-MONTH PERIOD ENDED
                        SEPTEMBER 30, 1997 IS UNAUDITED

1. BASIS OF FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     Bonray Drilling Corporation (the "Company") is engaged in domestic onshore contract drilling of oil and gas wells. The Company currently owns and has available for operation fifteen drilling rigs located in Oklahoma, having depth capabilities ranging from 7,000 to 25,000 feet.

     On February 10, 1997, substantially all of the Company's shares of outstanding common stock were purchased by DLB Oil & Gas, Inc. ("DLB") for $30 per share or approximately $12,700,000. As a result of the completed transaction, the Company became a subsidiary of DLB. Effective on the date of the acquisition, the Company changed its fiscal year end from June 30 to December 31 to correspond with the year end of DLB.

     The transaction was accounted for as a purchase using push down accounting treatment. This resulted in a step up in the basis of the acquired assets of approximately $6.3 million, the establishment of approximately $1.5 million of deferred income taxes and the elimination of the previously recorded balance of accumulated depreciation and amortization. Additionally, the accumulated deficit of $4,858,000 was eliminated as a result of a new basis established for the acquired assets and liabilities.

  Cash and Cash Equivalents

     Cash and cash equivalents include cash deposits in banks and short-term investments with original maturities of three months or less from the date of purchase by the Company.

  Contract Drilling Operations

     Revenue earned from footage and turnkey contracts is recognized by the completed contract method, while revenue earned from daywork contracts is recognized by the percentage-of-completion method. Provision is made for the entire amount of expected losses on contracts, if any, in the period in which such losses are first determined.

  Valuation of Properties and Equipment

     Drilling equipment is stated at amounts representing historical cost prior to the February 10, 1997 acquisition by DLB (pushed-down cost thereafter) adjusted by prior year write-downs based on the expected future economic value of such equipment. This value was determined by projecting the estimated future undiscounted cash flows generated by drilling equipment based on the Company's historical utilization rates and profit margins as well as consideration of the economic conditions of the industry. The Company continues to review these assets for possible impairment based on expected future cash flows and other available information and has determined that no impairment in the value of the assets exists at September 30, 1997, December 31, 1996 or June 30, 1996 or 1995. However, due to the uncertainty of such factors it is reasonably possible that the estimated future cash flows may change. Additions to drilling equipment, land, buildings and other equipment are reported at cost.

THE ACQUISITION OF BONRAY DRILLING CORPORATION BY DLB WAS ACCOUNTED FOR USING THE PURCHASE METHOD OF ACCOUNTING. ACCORDINGLY, THE PURCHASE PRICE WAS "PUSHED-DOWN" AND RECORDED IN THE ACCOMPANYING FINANCIAL STATEMENTS WHICH AFFECTS THE COMPARABILITY OF THE SEPTEMBER 30, 1997 FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS.

                          BONRAY DRILLING CORPORATION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Depreciation

     Depreciation of drilling equipment is computed on an operating day basis (net of estimated salvage value), except for drilling rigs and related equipment which are "mothballed" or otherwise not expected to be used for an extended period of time. During the year ended June 30, 1996, there was a decrease in the estimated salvage value of these inactive drilling rigs and equipment. As a result, depreciation on this equipment was increased during the year ended June 30, 1996 to reduce the net book value of these assets to their estimated salvage value. Depreciation recorded on these inactive rigs and equipment was $269,000 and $36,000 for the years ended June 30, 1996 and 1995, respectively (none for the six-month period ended December 31, 1996). The net book value of such drilling equipment is $457,000, which approximates the estimated salvage value of the equipment at December 31, 1996.

     Depreciation of buildings and other equipment is computed by the straight-line method over the estimated useful lives of the assets.

  Income (Loss) Per Share

     Income (loss) per share is computed on the basis of weighted average number of shares of common stock and dilutive common stock equivalents outstanding.

  Credit Risk

     The Company operates its rigs in the state of Oklahoma and grants credit, which is generally unsecured, to its customers (Note 5). At December 31, 1996, approximately 90% of the Company's accounts receivable were from five customers. The Company has not experienced any significant credit losses in the six-month period ended December 31, 1996 or the nine-month period ended September 30, 1997, or the years ended June 30, 1996 or 1995 and is not aware of any significant uncollectible accounts at December 31, 1996.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The following methods and assumptions were used by the Company in estimating their fair values of financial instruments: Cash and cash equivalents are estimated to have a fair value approximating the carrying amount due to the short maturity of those instruments. Notes payable have variable interest rates with carrying values approximating fair values.

  Interim Financial Statements and Disclosures

     In the opinion of management, the unaudited interim financial statements as of and for the nine-month period ended September 30, 1997 and unaudited interim financial statement disclosures subsequent to December 31, 1996 include all adjustments, consisting of normal recurring accruals and push-down adjustments, necessary to present fairly the Company's financial position as of September 30, 1997 and results

THE ACQUISITION OF BONRAY DRILLING CORPORATION BY DLB WAS ACCOUNTED FOR USING THE PURCHASE METHOD OF ACCOUNTING. ACCORDINGLY, THE PURCHASE PRICE WAS "PUSHED-DOWN" AND RECORDED IN THE ACCOMPANYING FINANCIAL STATEMENTS WHICH AFFECTS THE COMPARABILITY OF THE SEPTEMBER 30, 1997 FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS.

                          BONRAY DRILLING CORPORATION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

of operations and cash flows for the nine-month period ended September 30, 1997. Results for the period ended September 30, 1997 are not necessarily indicative of the results to be expected for the entire year.

2. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1996 and June 30, 1996 are as follows (dollars in thousands):

                                                              JUNE 30,   DECEMBER 31,
                                                                1996         1996
                                                              --------   ------------
Deferred tax liability --
  Tax depreciation over book depreciation and write-downs...   $  658       $  629
                                                               ======       ======
Deferred tax assets:
  Net revenues and expenses recognized for tax purposes
     which are deferred for financial purposes..............   $   25       $   25
  Net operating loss carryforwards..........................    2,073        1,999
                                                               ------       ------
Total deferred tax assets before valuation allowance........    2,098        2,024
  Less valuation allowance recognized.......................    1,440        1,395
                                                               ------       ------
Net deferred tax assets.....................................   $  658       $  629
                                                               ======       ======

     The deferred tax assets and liability are offset and, therefore, no deferred tax asset or liability is reflected in the Company's balance sheets at December 31, 1996 and June 30, 1996.

     The difference between the amount of the provision for income taxes and the amount which would result from the application of the statutory rate to income
(loss) before provision for income taxes is analyzed as follows (dollars in thousands):

                                                            YEAR ENDED     SIX-MONTH
                                                             JUNE 30,     PERIOD ENDED
                                                           ------------   DECEMBER 31,
                                                           1995    1996       1996
                                                           -----   ----   ------------
Provision (credit) for income taxes at a statutory
  rate...................................................  $ 306   $(48)      $ 47
Difference resulting from:
  Increase (decrease) in valuation allowance for net
     deferred tax assets.................................   (330)    24        (45)
  Alternative minimum tax................................     35     --         --
  Other..................................................     24     24          8
                                                           -----   ----       ----
Provision for income taxes...............................  $  35   $ --       $ 10
                                                           =====   ====       ====

     At December 31, 1996, the Company has net operating loss carryforwards for federal tax purposes of approximately $4,600,000 which will expire beginning in the year 2001 if not used. At December 31, 1996, the net operating loss carryforwards for state tax purposes amounted to approximately $12,100,000.

THE ACQUISITION OF BONRAY DRILLING CORPORATION BY DLB WAS ACCOUNTED FOR USING THE PURCHASE METHOD OF ACCOUNTING. ACCORDINGLY, THE PURCHASE PRICE WAS "PUSHED-DOWN" AND RECORDED IN THE ACCOMPANYING FINANCIAL STATEMENTS WHICH AFFECTS THE COMPARABILITY OF THE SEPTEMBER 30, 1997 FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS.

                          BONRAY DRILLING CORPORATION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3. NOTES PAYABLE

     In July 1997, the Company entered into a $23 million credit agreement in connection with which substantially all of the Company's assets were pledged as collateral. Additionally, the company's parent, DLB, pledged as collateral all of the outstanding common stock of the Company. Upon consummation of the acquisition of the Company by Bayard, the shares of common stock of the Company were released by the lender and the shares of common stock of Bayard acquired by DLB in the acquisition were pledged in lieu thereof. In connection with the acquisition, the note payable to Lehman Commercial Paper, Inc. was transferred to DLB, thereby eliminating the note receivable from DLB.

     During the six-month period ended December 31, 1996, the Company acquired drilling equipment with the proceeds from two notes with a bank in the amounts of $245,000 and $150,000, respectively. The notes are payable in monthly installments of principal and interest in the amounts of $21,415 and $13,102, respectively, until paid in full with interest at a rate of 1/2% above the national prime lending rate (aggregate rate of 8.75% at December 31, 1996) and are secured by the equipment purchased as well as other specific drilling equipment owned by the Company. The balances of the two notes at December 31, 1996 are $205,000 and $138,000, respectively, all of which is due within one year. During 1997, all of these outstanding note balances were retired by DLB.

     The Company has a revolving line of credit agreement (the "credit agreement") with a bank. Credit availability is subject to a monthly borrowing base determination calculated as 75% of the Company's accounts receivable less than 90 days old, not to exceed $750,000. At December 31, 1996, no borrowings were outstanding under the revolving line of credit ($555,000 outstanding at June 30, 1996). The credit agreement, which expired November 3, 1997, provided for monthly interest payments, which accrued at a rate of 1/2 of 1% over the lender's national prime rate (aggregate rate of 8.75% at December 31, 1996). Outstanding advances and accrued interest are due in full upon expiration of the credit agreement. The credit agreement is secured by the Company's accounts receivable.

     During the year ended June 30, 1995, the Company acquired drilling and other equipment by issuing a note payable to the seller of the equipment. The $189,000 balance on the note at June 30, 1996 was paid by the Company during the six-month period ended December 31, 1996.

4. WORKERS' COMPENSATION

     The Company is covered by a workers' compensation insurance plan for its employees under which the Company is responsible for claims up to $100,000 per incident.

     At December 31, 1996 and June 30, 1996, the Company has an estimated net liability for accrued workers' compensation costs totaling $843,000 and $521,000 respectively. Under the plan, the Company is to reimburse the administrator for costs as the administrator pays those costs, normally over a five-year period. Accordingly, at both December 31, 1996 and June 30, 1996, $75,000 is classified as due after one year, in the accompanying balance sheets.

     Total workers' compensation costs incurred by the Company were $538,000 for the six-month period ended December 31, 1996 and $597,000 and $979,000 for the years ended June 30, 1996 and 1995, respectively, and were based on actual and estimated claims incurred. For the six-month period ended December 31, 1996 and the year ended June 30, 1996, workers' compensation expense was reduced by $38,000 and $48,000 ($0.09 and $0.11 per share, respectively) for changes in estimates of claims relating to

THE ACQUISITION OF BONRAY DRILLING CORPORATION BY DLB WAS ACCOUNTED FOR USING THE PURCHASE METHOD OF ACCOUNTING. ACCORDINGLY, THE PURCHASE PRICE WAS "PUSHED-DOWN" AND RECORDED IN THE ACCOMPANYING FINANCIAL STATEMENTS WHICH AFFECTS THE COMPARABILITY OF THE SEPTEMBER 30, 1997 FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS.

                          BONRAY DRILLING CORPORATION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

prior fiscal years. Workers' compensation expense for the year ended June 30, 1995 was increased by $40,000 ($0.09 per share), for changes in the estimated costs of claims that occurred in prior fiscal years.

     The Company accrues losses for workers' compensation based on management's estimate of the expected cost of claims incurred. The estimates are based upon known information, historical experiences and consideration of risk reduction techniques, when applicable, such as stop loss insurance on individual claims. Due to uncertainties inherent in the estimation process, it is reasonably possible that these estimates will be revised in the near-term; however, management does not expect that such changes will be material to the financial position or results of operations of the Company.

5. MAJOR CUSTOMERS

     Contract drilling operations revenues include revenues from certain customers, which individually account for 10% or more of contract drilling operations revenues as follows (dollars in thousands):

                                                       YEAR ENDED                 SIX-MONTH
                                              -----------------------------     PERIOD ENDED
CUSTOMER                                      JUNE 30, 1995   JUNE 30, 1996   DECEMBER 31, 1996
--------                                      -------------   -------------   -----------------
  A.........................................     $  879          $3,333            $1,301
  B.........................................      2,561           1,881             1,166
  C.........................................         --              --               728
  D.........................................      2,082           1,042               721
  E.........................................         --              --               695
                                                 ------          ------            ------
                                                 $5,522          $6,256            $4,611
                                                 ======          ======            ======

6. SUBSEQUENT EVENTS

     On October 16, 1997, the Company was acquired by Bayard for 3,015,000 shares of common stock, par value $0.01 per share, of Bayard, subject to certain working capital adjustments.

7. CONTINGENCIES

     During the normal course of business, the Company enters into agreements and executes transactions that may result in a contingent liability to the Company. At September 30, 1997, management does not believe such contingencies would be material to the financial statements.